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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(1)

3.700% Senior Secured Notes due 2051	$1,400,000,000	99.217%	$1,389,038,000	$180,297

Guarantees of 3.700% Senior Secured Notes due 2050	N/A	N/A	N/A	—

2.800% Senior Secured Notes due 2031	$1,600,000,000	99.561%	$1,592,976,000	$206,768

Guarantees of 2.800% Senior Secured Notes due 2031	N/A	N/A	N/A	—

Total	$3,000,000,000	—	$2,982,014,000	$387,065

(1)
The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b). Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

Filed Pursuant to Rule 424(b)(2)
Registration Nos: 333-222241-02 to 333-222241-32,
333-222241-41, 333-222241-47,
333-222241-80,
333-222241-85, 333-222241-86, 333-222241-88 to 333-222241-93,
333-222241-95 to 333-222241-98,
333-222241-100 to 333-222241-106,
333-222241-108,
333-222241-110 to 333-222241-120,
333-222241-152,
333-222241-171,
333-222241-174, 333-222241-179,
333-222241-181,
333-222241-185, 333-222241-187,
333-222241-189,
333-222241-191 to 333-222241-194
333-222241-196,
333-222241-198 to 333-222241-202,
333-222241-208, 333-222241-210,
333-222241-211,
333-222241-213 to 333-222241-216,
333-222241-219,
333-222241-223, 333-222241-225,
333-222241-228 to 333-222241-231,
333-222241-233,
333-222241-235 to 333-222241-240,
333-222241-244 to 333-222241-248

PROSPECTUS SUPPLEMENT
(to Prospectus dated December 22, 2017)

$3,000,000,000

Charter Communications Operating, LLC
Charter Communications Operating Capital Corp.

          $1,600,000,000 2.800% Senior Secured Notes due 2031
          $1,400,000,000 3.700% Senior Secured Notes due 2051

           Charter Communications Operating, LLC, a Delaware limited liability company ("CCO"), and Charter Communications Operating Capital Corp., a Delaware corporation ("CCO Capital" and, together with CCO, the "Issuers"), are offering $1,600,000,000 aggregate principal amount of 2.800% Senior Secured Notes due 2031 (the "2031 Notes") and $1,400,000,000 aggregate principal amount of 3.700% Senior Secured Notes due 2051 (the "2051 Notes" and, together with the 2031 Notes, the "Notes"). The 2031 Notes will mature on Apil 1, 2031, and the 2051 Notes will mature on Apil 1, 2051. The Issuers will pay interest on the Notes on each Apil 1 and October 1, commencing October 1, 2020.

           The Issuers may redeem some or all of the 2031 Notes at any time prior to January 1, 2031 at a price equal to 100% of the principal amount of the 2031 Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and a "make-whole" premium, as described in this prospectus supplement. The Issuers may redeem some or all of the 2031 Notes at any time on or after January 1, 2031 at a price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, as described in this prospectus supplement. There is no sinking fund for the 2031 Notes.

           The Issuers may redeem some or all of the 2051 Notes at any time prior to October 1, 2050 at a price equal to 100% of the principal amount of the 2051 Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and a "make-whole" premium, as described in this prospectus supplement. The Issuers may redeem some or all of the 2051 Notes at any time on or after October 1, 2050 at a price equal to 100% of the principal amount of the 2051 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, as described in this prospectus supplement. There is no sinking fund for the 2051 Notes.

           The Notes will be the Issuers' senior secured obligations and will rank equally in right of payment with all of the Issuers' existing and future senior debt. The Notes will be effectively senior to the Issuers' unsecured debt to the extent of the value of the assets securing the Notes and structurally subordinated to the debt and other liabilities of the Issuers' subsidiaries that do not guarantee the Notes. The Notes will be guaranteed (i) on a senior secured basis by all of the subsidiaries of CCO and CCO Capital that guarantee the obligations of CCO under the Credit Agreement (as defined herein) (such subsidiaries, the "Subsidiary Guarantors") and (ii) on a senior unsecured basis by CCO Holdings, LLC, a Delaware limited liability company ("CCO Holdings"). The Notes and the guarantees will be secured by a pari passu, first priority security interest, subject to permitted liens, in the Issuers' and the Subsidiary Guarantors' assets that secure obligations under the Credit Agreement, the Existing TWC Notes and the Existing Secured Notes (each as defined below under "Certain Definitions").

           This prospectus supplement includes additional information about the terms of the Notes, including optional redemption prices and covenants.

           See "Risk Factors," which begins on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus, for a discussion of certain of the risks you should consider before investing in the Notes.

	Per 2031 Note	Total	Per 2051 Note	Total

Public offering price	99.561%(1)	$1,592,976,000(1)	99.217%(1)	$1,389,038,000(1)

Underwriting discount	0.634%(2)	$10,099,468	0.634%(2)	$8,806,501

Estimated proceeds to us, before expenses	98.930%(1)	$1,582,876,532(1)	98.588%(1)	$1,380,231,499(1)

(1)
Plus accrued interest from April 17, 2020, if settlement occurs after that date.

(2)
Expressed as a percentage of public offering price.

           Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The Issuers expect that delivery of the Notes will be made in New York, New York on or about April 17, 2020.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Morgan Stanley
Deutsche Bank Securities	Citigroup	Credit Suisse
Goldman Sachs & Co. LLC	Mizuho Securities	MUFG
RBC Capital Markets	TD Securities	Wells Fargo Securities

Co-Managers

Barclays	BNP PARIBAS	Scotiabank
SMBC Nikko	SunTrust Robinson Humphrey	Credit Agricole CIB
US Bancorp	LionTree	Academy Securities
Loop Capital Markets	MFR Securities, Inc.	Ramirez & Co., Inc.

           The date of this prospectus supplement is April 14, 2020.

        You should rely only on the information contained in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with any information or represent anything about the Issuers, their financial results or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us or the underwriters. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we, Charter Communications, Inc. ("Charter"), our indirect parent company, or other subsidiaries of Charter may offer from time to time, some of which may not apply to the Notes. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections entitled "Risk Factors" in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including CCO Holdings' annual report on Form 10-K for the year ended December 31, 2019 (the "annual report"). Many of the forward-looking statements contained in this prospectus supplement and the accompanying prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create," "predict," "project," "initiatives," "seek," "would," "could," "continue," "ongoing," "upside," "increases," "focused on" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in this prospectus supplement and the accompanying prospectus, in the annual report, in the documents incorporated by reference herein and in the other periodic reports and other reports or documents that CCO Holdings files from time to time with the SEC, and include, but are not limited to:

  •
  our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

  •
  the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line ("DSL") providers, fiber to the home providers and providers of video content over broadband Internet connections;

  •
  our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

  •
  our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;

  •
  any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

  •
  the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC transactions;

  •
  general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

  •
  the ability to retain and hire key personnel;

S-ii

  •
  the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

  •
  our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

        All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus supplement.

S-iii

 INDUSTRY AND MARKET DATA

        In this prospectus supplement, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we and the underwriters have not independently verified and do not guarantee the accuracy and completeness of this information.

S-iv

 INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

        CCO Holdings files annual, quarterly, special reports and other information with the SEC. The Issuers are incorporating by reference certain information of CCO Holdings filed with the SEC, which means that the Issuers disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings of CCO Holdings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the "SEC Reports"):

  •
  CCO Holdings' Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 7, 2020 (the "Annual Report"); and

  •
  CCO Holdings' Current Reports on Form 8-K filed with the SEC on February 21, 2020, March 23, 2020 and April 14, 2020

        The information in the above filings speaks only as of the respective dates thereof or, where applicable, the dates identified therein. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in the prospectus, this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        You may read and copy any document that we file with the SEC at the SEC's website at www.sec.gov. You may also obtain a copy of these filings at no cost by writing to or telephoning us at the following address:

Charter Communications, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
Attention: Investor Relations
Telephone: (203) 905-7801

        In reliance on Rule 12h-5 under the Exchange Act, the Issuers do not intend to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the Issuers rely on Rule 12h-5, certain financial information pertaining to the Issuers will be included in the financial statements of CCO Holdings filed with the SEC pursuant to the Exchange Act.

S-v

 CERTAIN DEFINITIONS

        When used in this prospectus supplement (other than the section "Description of Notes"), the following capitalized terms have the meanings set forth below:

        "Bright House" means Bright House Networks, LLC, a Delaware limited liability company.

        "CCO" means Charter Communications Operating, LLC, a Delaware limited liability company.

        "CCO Capital" means Charter Communications Operating Capital Corp., a Delaware corporation.

        "CCO Holdings" means CCO Holdings, LLC, a Delaware limited liability company.

        "CCO Holdings Capital" means CCO Holdings Capital Corp., a Delaware corporation.

        "Charter" means Charter Communications, Inc., a Delaware corporation.

        "Charter Holdco" means Charter Communications Holding Company, LLC, a Delaware limited liability company.

        "Charter Holdings" means Charter Communications Holdings, LLC, a Delaware limited liability company.

        "Collateral" means all property and assets, whether now owned or hereafter acquired, in which liens are, from time to time, purported to be granted to secure obligations in respect of the Notes pursuant to the security documents.

        "Credit Agreement" means the Credit Agreement, dated as of March 18, 1999, as amended and restated as of April 26, 2019, and as amended as of October 24, 2019 among CCO Holdings, CCO, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Equally and Ratably Secured Indebtedness" means obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes and any other outstanding (now or in the future) indebtedness that has a pari passu lien on the collateral securing the obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes, the holders of which indebtedness are subject to an intercreditor agreement.

        "Existing Secured Notes" means the previously issued secured debt securities of the Issuers outstanding on the date hereof.

        "Existing TWC Notes" means: (i) TWC's 5.000% notes due 2020, (ii) TWC's 4.125% notes due 2021, (iii) TWC's 4.000% notes due 2021, (iv) TWC's 5.750% notes due 2031, (v) TWC's 6.550% debentures due 2037, (vi) TWC's 7.300% debentures due 2038, (vii) TWC's 6.750% debentures due 2039, (viii) TWC's 5.875% debentures due 2040, (ix) TWC's 5.500% debentures due 2041, (x) TWC's 5.250% notes due 2042, (xi) TWC's 4.500% debentures due 2042, (xii) TWCE's 8.375% debentures due 2023 and (xiii) TWCE's 8.375% debentures due 2033.

        "Issuers" means, collectively, CCO and CCO Capital.

S-vi

        "Subsidiary Guarantors" means all of the Issuers' subsidiaries that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes.

        "TWC" means Time Warner Cable, LLC, a Delaware limited liability company.

        "TWCE" means Time Warner Cable Enterprises LLC, a Delaware limited liability company.

        "TWCI" means Time Warner Cable, Inc., a Delaware corporation.

S-vii

SUMMARY

        The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, which are described under "Incorporation by Reference of Certain Documents" and "Where You Can Find Additional Information." You should also carefully consider, among other things, the matters discussed in the section titled "Risk Factors."

        CCO Holdings is a direct subsidiary of CCH I Holdings, LLC, which is an indirect subsidiary of Charter. CCO Holdings is a holding company with no operations of its own and CCO and CCO Capital are direct, wholly owned subsidiaries of CCO Holdings. CCO is a holding company with no operations of its own, and CCO Capital is a company with no operations of its own and no subsidiaries. CCO Holdings and its direct and indirect subsidiaries, including CCO and its direct and indirect subsidiaries as well as CCO Capital, are managed by Charter. The Subsidiary Guarantors are direct and indirect subsidiaries of CCO. For a chart showing our current ownership structure, see page S-3.

        Charter is a holding company with no operations of its own whose principal asset is a controlling equity interest in Charter Communications Holdings, LLC and an indirect owner of CCO under which all of the operations reside. Unless otherwise stated, the discussion in this prospectus supplement of our business and operations includes the business of CCO Holdings and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of December 31, 2019.

        The terms "we," "us" and "our," as used in this prospectus supplement refer to CCO Holdings and its direct and indirect subsidiaries on a consolidated basis. The phrases "on a pro forma basis" and "on a pro forma as adjusted basis" mean, when used with respect to an amount stated in this prospectus supplement, such amounts as calculated and described under "Capitalization."

 Our Business

        We are the second largest cable operator in the United States and a leading broadband communications services company providing video, Internet and voice services to approximately 29.2 million residential and small and medium business customers at December 31, 2019. We also offer mobile service to residential customers and recently launched mobile service to small and medium business customers. In addition, we sell video and online advertising inventory to local, regional and national advertising customers and tailored communications and managed solutions to larger enterprise customers. We also own and operate regional sports networks and local sports, news and community channels.

        In 2019, with the integration of TWC and Bright House substantially behind us, we are realizing the benefits of operating as one company, with a unified product, marketing and service infrastructure. We remain focused on driving customer relationship growth by deploying superior products and services packaged with attractive pricing. We expect our insourced, high quality workforce will continue to drive an improved customer experience which will result in lower customer churn, longer customer lifetimes and, combined with our continued ramping of our self-installation program, improved productivity with fewer customer calls and truck rolls per customer relationship. With approximately 85% of our residential customer base now in Spectrum pricing and packaging ("SPP"), we expect additional benefits from lower legacy package migration activity, combined with SPP customers rolling off introductory pricing and price increases. Further, we expect to continue to drive customer relationship growth through sales of bundled services and improving customer retention despite the expectation of continued losses of video and wireline voice customers. With the completion of our all-digital conversion, roll-out of DOCSIS 3.1 technology across our footprint, and the integration of TWC and

Bright House substantially complete, we have experienced a meaningful reduction in cable capital expenditures as a percent of revenue in 2019 and expect continued lower cable capital intensity in 2020.

        We launched our mobile product, Spectrum Mobile, in the second half of 2018 under our mobile virtual network operator ("MVNO") reseller agreement with Verizon. Our Spectrum Mobile service is offered to customers subscribing to our Internet service and runs on Verizon's mobile network combined with Spectrum WiFi. In the second quarter of 2019, we expanded our Spectrum Mobile bring-your-own-device program across all sales channels to include a broader set of devices which we believe lowers the cost for consumers of switching mobile carriers, and reduces the short-term working capital impact of selling new mobile devices on installment plans. We expect these developments, along with the launch of 5G service offerings in 2020, to contribute to the growth of our mobile business. We also continue to explore ways to drive even more mobile traffic to our network. We plan to use our WiFi network in conjunction with additional unlicensed, and potentially licensed, spectrum to improve network performance and expand capacity to offer consumers a superior mobile service at a lower total cost to us. Further, we have experimental wireless licenses from the the Federal Communications Commission ("FCC") that we are utilizing to test next generation mobile services in several service areas around the country.

Recent Developments

        On February 18, 2020, CCO Holdings and CCO Holdings Capital (collectively, the "CCOH Issuers") issued $1.65 billion aggregate principal amount of 4.500% Senior Notes due 2030 (the "Existing 2030 Notes") to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. On March 18, 2020, an additional $1.1 billion of the same series of notes were issued (the "Additional 2030 Notes"). The net proceeds from the sale of the Existing 2030 Notes were used to redeem all of the CCOH Issuers' 5.125% Senior Notes due 2023 (issued on December 17, 2012), 5.750% Senior Notes due 2023 and 5.750% Senior Notes due 2024, as well as to fund potential buybacks of Class A common stock of Charter or common units of Charter Holdings, to pay related fees and expenses and for general corporate purposes. The net proceeds from the Additional 2030 Notes will be used to pay related fees and expenses and for general corporate purposes, including repaying certain indebtedness, including all of the CCOH Issuers' 5.250% Senior Notes due 2022 and 5.125% Senior Notes due 2023 (issued on April 21, 2015), as well as to fund potential buybacks of Class A common stock of Charter or common units of Charter Holdings.

        On March 18, 2020, the CCOH Issuers also issued $1.4 billion aggregate principal amount of 4.500% Senior Notes due 2032 (the "Existing 2032 Notes") to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The net proceeds from the sale of the Existing 2032 Notes will be used to pay related fees and expenses and for general corporate purposes, including repaying certain indebtedness, including all of the CCOH Issuers' 5.250% Senior Notes due 2022 and 5.125% Senior Notes due 2023 (issued on April 21, 2015), as well as to fund potential buybacks of Class A common stock of Charter or common units of Charter Holdings.

Our Corporate Information

        Our principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901. Our telephone number is (203) 905-7801, and we have a website accessible at www.spectrum.com. Our periodic reports and Current Reports on Form 8-K, and all amendments thereto, are available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus.

 Legal Entity Structure

        The chart below sets forth our entity structure and that of our direct and indirect parent companies and subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership percentages shown below are approximations. Unless otherwise noted, indebtedness amounts shown below are principal amounts as of December 31, 2019.

(1)
CCO Holdings/CCO Holdings Capital:

5.250% senior notes due 2022 ($1.25 billion aggregate principal amount outstanding)

5.125% senior notes due 2023 ($1.0 billion aggregate principal amount outstanding)

4.000% senior notes due 2023 ($500 million aggregate principal amount outstanding)

5.125% senior notes due 2023 ($1.15 billion aggregate principal amount outstanding)

5.750% senior notes due 2023 ($500 million aggregate principal amount outstanding)

5.750% senior notes due 2024 ($150 million aggregate principal amount outstanding)

5.875% senior notes due 2024 ($1.7 billion aggregate principal amount outstanding)

5.375% senior notes due 2025 ($750 million aggregate principal amount outstanding)

5.750% senior notes due 2026 ($2.5 billion aggregate principal amount outstanding)

5.500% senior notes due 2026 ($1.5 billion aggregate principal amount outstanding)

5.875% senior notes due 2027 ($800 million aggregate principal amount outstanding)

5.125% senior notes due 2027 ($3.25 billion aggregate principal amount outstanding)

5.000% senior notes due 2028 ($2.5 billion aggregate principal amount outstanding)

5.375% senior notes due 2029 ($1.5 billion aggregate principal amount outstanding)

4.750% senior notes due 2030 ($3.05 billion aggregate principal amount outstanding)

Issuers of the Existing 2030 Notes, the Additional 2030 Notes and Existing 2032 Notes.

(2)
CCO/CCO Capital:

3.579% senior secured notes due 2020 ($2.0 billion aggregate principal amount outstanding)

4.464% senior secured notes due 2022 ($3.0 billion aggregate principal amount outstanding)

Senior secured floating rate notes due 2024 ($900 million aggregate principal amount outstanding)

4.500% senior secured notes due 2024 ($1.1 billion aggregate principal amount outstanding)

4.908% senior secured notes due 2025 ($4.5 billion aggregate principal amount outstanding)

3.750% senior secured notes due 2028 ($1.0 billion aggregate principal amount outstanding)

4.200% senior secured notes due 2028 ($1.25 billion aggregate principal amount outstanding)

5.050% senior secured notes due 2029 ($1.25 billion aggregate principal amount outstanding)

6.384% senior secured notes due 2035 ($2.0 billion aggregate principal amount outstanding)

5.375% senior secured notes due 2038 ($800 million aggregate principal amount outstanding)

6.484% senior secured notes due 2045 ($3.5 billion aggregate principal amount outstanding)

5.375% senior secured notes due 2047 ($2.5 billion aggregate principal amount outstanding)

5.750% senior secured notes due 2048 ($2.45 billion aggregate principal amount outstanding)

5.125% senior secured notes due 2049 ($1.25 billion aggregate principal amount outstanding)

4.800% senior secured notes due 2050 ($2.8 billion aggregate principal amount outstanding)

6.834% senior secured notes due 2055 ($500 million aggregate principal amount outstanding)

CCO credit facilities (approximately $10.4 billion aggregate principal amount outstanding)

Issuers of the Notes offered hereby.

Guarantee: The obligations under the Credit Agreement and the Existing Secured Notes are, and the obligations under the Notes offered hereby will be, guaranteed by CCO Holdings and all of the subsidiaries of CCO that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement and the Existing TWC Notes, including the subsidiaries of CCO holding the operating assets of TWCI and Bright House.

Security Interest: The obligations under the Credit Agreement and the Existing Secured Notes are secured by a first-priority lien on substantially all of the assets of CCO and its subsidiaries, including the subsidiaries of CCO holding the operating assets of TWCI and Bright House.

Intercompany Loans: CCO is the obligor under intercompany loans totaling $1.5 billion as of December 31, 2019, as follows: $260 million owed by CCO to Charter, $699 million owed by CCO to Charter Holdco, and $545 million owed by CCO to CCO Holdings.

(3)
TWC:

5.000% senior notes due 2020 ($1.5 billion aggregate principal amount outstanding)

4.125% senior notes due 2021 ($700 million aggregate principal amount outstanding)

4.000% senior notes due 2021 ($1.0 billion aggregate principal amount outstanding)

5.750% sterling senior notes due 2031 (£625 million remeasured at $828 million as of December 31, 2019 using the exchange rate at such date)

6.550% senior debentures due 2037 ($1.5 billion aggregate principal amount outstanding)

7.300% senior debentures due 2038 ($1.5 billion aggregate principal amount outstanding)

6.750% senior debentures due 2039 ($1.5 billion aggregate principal amount outstanding)

5.875% senior debentures due 2040 ($1.2 billion aggregate principal amount outstanding)

5.500% senior debentures due 2041 ($1.25 billion aggregate principal amount outstanding)

5.250% sterling senior notes due 2042 (£650 million remeasured at $861 million as of December 31, 2019 using the exchange rate at such date)

4.500% senior debentures due 2042 ($1.25 billion aggregate principal amount outstanding)

Guarantee: The TWC notes and debentures are guaranteed by CCO Holdings, CCO, CCO Capital and all of CCO's subsidiaries (other than TWC) that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement, the Existing Secured Notes and the TWCE debentures described below, including the subsidiaries (other than TWC) holding the operating assets of TWCI and Bright House.

Security Interest: The TWC notes and debentures are secured (i) on a pari passu basis with the liens on the collateral securing obligations under the Credit Agreement and any permitted refinancing thereof and (ii) on a pari passu basis with the liens on the collateral securing the Existing Secured Notes and the TWCE debentures.

(4)
TWCE:

8.375% debentures due 2023 ($1.0 billion aggregate principal amount outstanding)

8.375% debentures due 2033 ($1.0 billion aggregate principal amount outstanding)

Guarantee: The TWCE debentures are guaranteed by TWC, CCO Holdings, CCO, CCO Capital and all of CCO's subsidiaries (other than TWCE) that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement, the Existing Secured Notes and the TWC notes and debentures described above, including the subsidiaries holding the operating assets of TWCI and Bright House.

Security Interest: The TWCE debentures are secured (i) on a pari passu basis with the liens on the collateral securing obligations under the Credit Agreement and any permitted refinancing thereof and (ii) on a pari passu basis with the liens on the collateral securing the Existing Secured Notes and the TWC notes and debentures.

 The Offering

        The summary below describes the principal terms of the offering and the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of Notes" for a more detailed description of the offering and the Notes.

Issuers	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Notes Offered	$1,600,000,000 aggregate principal amount of 2.800% Senior Secured Notes due 2031. $1,400,000,000 aggregate principal amount of 3.700% Senior Secured Notes due 2051.
Maturity	The 2031 Notes will mature on April 1, 2031. The 2051 Notes will mature April 1, 2051.
Interest Payment Dates	Interest will be paid on the Notes on April 1 and October 1 of each year, beginning on October 1, 2020.
Ranking	The Notes will be:
• senior obligations of CCO and CCO Capital;

•

pari passu in right of payment with all existing and future senior indebtedness of the Issuers, including obligations under the Credit Agreement, the Issuers' guarantees of the Existing TWC Notes and the Existing Secured Notes;

•

secured by liens on the Collateral (as defined in the "Description of Notes") on an equal and ratable basis with the obligations under the Credit Agreement, the Existing TWC Notes, the Existing Secured Notes and any other first lien obligations, subject to certain permitted liens and effectively equal with such obligations to the extent of the value of the Collateral;

•

effectively senior to all existing and future unsecured indebtedness of CCO and CCO Capital and any future indebtedness of CCO and CCO Capital secured by a junior lien on the Collateral, in each case to the extent of the value of the Collateral securing the obligations under the Notes;

• structurally subordinated to all existing and future indebtedness and other liabilities of each subsidiary of CCO and CCO Capital that does not guarantee the Notes; and
• senior in right of payment to all existing and future subordinated obligations of the CCO and CCO Capital.
As of December 31, 2019, the total principal amount of debt and intercompany loans of CCO and its subsidiaries, on a pro forma as adjusted basis, would have totaled approximately $60.8 billion.

Guarantees	The Notes will be guaranteed (the "Note Guarantees") by (i) all of the Issuers' subsidiaries that issue or guarantee any Equally and Ratably Secured
Indebtedness (collectively, the "Subsidiary Guarantors"); and (ii) CCO Holdings (together with the Subsidiary Guarantors, the "Note Guarantors").

Each Subsidiary Guarantor's obligation to guarantee the Notes will be released at such time as such subsidiary ceases to, or substantially contemporaneously with the release of such subsidiary's obligations under its Note Guarantee will cease to, or at such time does not, guarantee any Equally and Ratably Secured Indebtedness.
The Note Guarantees will be:
• senior obligations of the Note Guarantors;

•

pari passu in right of payment with all existing and future senior indebtedness of the Note Guarantors (including guarantees of obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes) ;

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with respect to the Note Guarantees of the Subsidiary Guarantors, secured by liens on the Collateral on an equal and ratable basis with the obligations under the Credit Agreement, the Existing TWC Notes, the Existing Secured Notes or guarantees thereof and any other first lien obligations, subject to certain permitted liens;

• with respect to the CCO Holdings Note Guarantee, unsecured and effectively junior to any secured indebtedness of CCO Holdings to the extent of the value of the collateral securing such indebtedness;

•

with respect to the Note Guarantees of the Subsidiary Guarantors, effectively senior to all existing and future unsecured indebtedness of the Subsidiary Guarantors and any future indebtedness of the Subsidiary Guarantors secured by a junior lien on the Collateral, in each case to the extent of the value of the Collateral securing the obligations under the Note Guarantees of the Subsidiary Guarantors;

•

with respect to the Note Guarantees of the Subsidiary Guarantors, structurally subordinated to all existing and future indebtedness and other liabilities of each subsidiary of the Subsidiary Guarantors that does not guarantee the Notes; and

• senior in right of payment to all existing and future subordinated obligations of the Note Guarantors.
Security
The Notes and the Note Guarantees will be secured by a pari passu first lien security interest, subject to permitted liens, in the Issuers' and the Subsidiary Guarantors' assets that secure the obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes. The Notes will share equally in the collateral securing the obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes. To the extent the collateral agent for the lenders under the Credit Agreement releases any liens in connection with foreclosure on or other exercise of remedies with respect to the Collateral, the liens on such Collateral securing the Notes and the Note Guarantees and all other Equally and Ratably Secured Indebtedness will also be released. In addition, if the liens on any Collateral securing the Credit Agreement are released, all of the liens on such Collateral securing the Notes will also be released to the extent that the liens on such Collateral securing all other Equally and Ratably Secured Indebtedness will also be released. See "Description of Notes—Collateral."

Intercreditor Agreement	The collateral agent for the lenders under the Credit Agreement and the Existing TWC Notes and the collateral agent for the Notes and the Existing Secured Notes are subject to a pari passu intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of such security interests (the "Intercreditor Agreement"). See "Description of Notes—Collateral."
Optional Redemption
The Issuers may redeem some or all of the 2031 Notes at any time prior to January 1, 2031 at a price equal to 100% of the principal amount of the 2031 Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and a "make-whole" premium specified under "Description of Notes—Optional Redemption."

The Issuers may redeem some or all of the 2031 Notes at any time on or after January 1, 2031 at a price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, as described in this prospectus supplement. There is no sinking fund for the 2031 Notes.

The Issuers may redeem some or all of the 2051 Notes at any time prior to October 1, 2050 at a price equal to 100% of the principal amount of the 2051 Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and a "make-whole" premium specified under "Description of Notes—Optional Redemption."

The Issuers may redeem some or all of the 2051 Notes at any time on or after October 1, 2050 at a price equal to 100% of the principal amount of the 2051 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, as described in this prospectus supplement. There is no sinking fund for the 2051 Notes.

Restrictive Covenants	The indenture governing the Notes, among other things, restricts the Issuers' ability and the ability of certain subsidiaries to:
• grant liens; and
• sell all or substantially all of their assets or merge with or into other companies.
These covenants are subject to important exceptions and qualifications as described under "Description of Notes—Certain Covenants."
Absence of Market for the Notes
Prior to this offering, there was no existing market for any series of the Notes. The Issuers do not intend to apply for any series of the Notes to be listed on any securities exchange or to arrange for any quotation system to quote them.

If the underwriters make a market in the Notes of a series, they may discontinue any market making in the Notes of such series at any time in their sole discretion. Accordingly, the Issuers cannot assure you that a liquid market for any series of the Notes will develop or be maintained.
Use of Proceeds	The Issuers intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes. See "Use of Proceeds."

        You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the information under "Risk Factors" for a discussion of risks associated with an investment in the Issuers and the Notes.

        For more complete information about the Notes, see "Description of Notes."

RISK FACTORS

        You should carefully consider the risk factors set forth below and incorporated by reference herein, as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the Notes. Any such risks could materially and adversely affect our business, financial condition or results of operations. However, the risks described below and in documents we incorporate by reference are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, we may not be able to make payments of principal and interest on the Notes, and you may lose all or part of your original investment.

 Risks Related to Our Indebtedness and the Notes

We have a significant amount of debt and expect to incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.

        We have a significant amount of debt and expect to (subject to applicable restrictions in our debt instruments) incur additional debt in the future as we maintain our stated objective of 4.0 to 4.5 times leverage (our net debt divided by our last twelve months of Adjusted EBITDA). As of December 31, 2019, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries, on a pro forma as adjusted basis, would have totaled approximately $82.5 billion.

        Our significant amount of debt could have consequences, such as:

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  impact our ability to raise additional capital at reasonable rates, or at all;

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  make us vulnerable to interest rate increases, in part because approximately 14% of our borrowings as of December 31, 2019 on a pro forma as adjusted basis, would have been, and may continue to be, subject to variable rates of interest;

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  expose us to increased interest expense to the extent we refinance existing debt with higher cost debt;

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  require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for working capital, capital expenditures, and other general corporate expenses;

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  limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;

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  place us at a disadvantage compared to our competitors that have proportionately less debt; and

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  adversely affect our relationship with customers and suppliers.

        To the extent our current debt amounts increase more than expected, our business results are lower than expected, or credit rating agencies downgrade our debt limiting our access to investment grade markets, the related risks that we now face will intensify. In addition, our variable rate indebtedness may use London Interbank Offering Rate ("LIBOR") as a benchmark for establishing the rate. The United Kingdom's Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or compelling banks to submit rates for the calculation of LIBOR rates after 2021 (the "FCA Announcement"). The FCA Announcement indicates that the continuation of LIBOR on the current basis is not guaranteed after 2021 and, based on the foregoing, it appears likely that LIBOR will be discontinued or modified by 2021. The effects of the FCA Announcement cannot be entirely predicted, but could include an increase in the cost of our variable rate indebtedness.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity.

        Our credit facilities and the indentures governing our debt contain a number of significant covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations. These covenants restrict, among other things, our and our subsidiaries' ability to:

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  incur additional debt;

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  repurchase or redeem equity interests and debt;

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  issue equity;

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  make certain investments or acquisitions;

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  pay dividends or make other distributions;

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  dispose of assets or merge;

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  enter into related party transactions; and

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  grant liens and pledge assets.

        Additionally, the Credit Agreement requires CCO to comply with a maximum total leverage covenant and a maximum first lien leverage covenant. The breach of any covenants or obligations in our indentures or credit facilities, if not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. In addition, the secured creditors under our notes and the CCO credit facilities could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors.

The Notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions.

        While our other outstanding indebtedness may have some or all of these limitations, the indenture that will govern the Notes does not restrict the future incurrence of unsecured indebtedness, guarantees or other obligations, nor will it limit our ability to make investments, to pay dividends and distributions, to our shareholders, to sell certain assets or to enter into "change of control" transactions. Additionally, the indenture that will govern the Notes contains only certain limitations on our ability to incur liens. However, these limitations are subject to important exceptions. See "Description of Notes—Certain Covenants—Limitation on Liens."

Certain actions in respect of defaults taken under the indenture governing the Notes by beneficial owners with short positions in excess of their interests in the Notes will be disregarded.

        By acceptance of the Notes, each holder of Notes agrees, in connection with any notice of default, notice of acceleration or instruction to the trustee to provide a notice of default, notice of acceleration or take any other action (a "Noteholder Direction"), to (i) deliver a written representation to the Issuers and the trustee that such holder and any of its affiliates acting in concert with it in connection with its investment in the Notes (other than screened affiliates) are not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that (together with such affiliates) are not) Net Short (as defined under "Description of Notes") and (ii) provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such holder's representation within five business days of request therefor. These restrictions may impact a holder's ability to participate in Noteholder Directions if it is unable to make such a representation.

The Notes and each Note Guarantee will be structurally subordinated to present and future liabilities of non-guarantor subsidiaries of CCO.

        Substantially all of CCO's subsidiaries will guarantee the Notes, although we are currently seeking an amendment to the Credit Agreement that may result in the release of certain guarantees as described under "Summary—Recent Developments." However, the Notes will be structurally subordinated to claims against any subsidiary of CCO that does not guarantee the Notes. Generally, claims of creditors of a non-guarantor subsidiary, including trade creditors and claims of preference shareholders (if any) of the subsidiary, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent entity, including claims by holders of the Notes under the Notes or the Note Guarantees. In the event of any foreclosure, dissolution, winding up, liquidation, administration, reorganization or other insolvency or bankruptcy proceeding of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to its parent entity as a shareholder. As such, the Notes and each Note Guarantee will each be structurally subordinated to the creditors (including trade creditors) and preference shareholders (if any) of CCO's non-guarantor subsidiaries.

Holders of the Notes will not control decisions regarding the Collateral.

        The rights of the holders of the Notes with respect to the Collateral will be subject to an intercreditor agreement among all holders of obligations secured by the Collateral on a first-priority basis, including the obligations under the Credit Agreement. Under the Intercreditor Agreement, the Applicable Authorized Representative, which initially is the administrative agent under the Credit Agreement, will control substantially all matters related to the Collateral securing the Notes pursuant to the terms of the Intercreditor Agreement (see "Description of Notes—Collateral—Intercreditor Arrangements"). The Applicable Authorized Representative may, in connection with an enforcement action, dispose of, release, or foreclose on, or take other actions with respect to, the Collateral (including amendments of and waivers under the security documents) with which holders of the Notes may disagree or that may be contrary to the interests of holders of the Notes, even after a default under the Notes. To the extent Collateral is released from the lien securing the obligations under the Credit Agreement in connection with foreclosure or enforcement action, even if a default under the Notes exists, liens securing the Notes will also be released. If the liens on any Collateral securing the obligations under the Credit Agreement are released, the liens on such Collateral securing the obligations under the Notes will also be released to the extent that the liens on such Collateral securing all other Equally and Ratably Secured Indebtedness will also be released. In addition, the Intercreditor Agreement generally provides that the Applicable Authorized Representative may change, waive, modify or vary the security documents governing such liens without the consent of the holders of the Notes (except under certain limited circumstances) and that the security documents governing the liens securing the Notes will be automatically changed, waived and modified in the same manner (subject to certain limitations and exceptions).

Rights of the holders of the Notes in the Collateral may be adversely affected by the failure to perfect liens on certain Collateral acquired in the future.

        Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The Trustee or the collateral agent may not monitor, or we may not inform the Trustee or the collateral agent of, the future acquisitions of property and rights that constitute Collateral, and necessary action may not be taken to properly perfect the security interest in such after acquired Collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute

Collateral or the perfection of any security interest in favor of the Notes against third parties. In addition, as described further herein, even if the liens on Collateral acquired in the future are properly perfected, such liens may potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances. See "—Any future pledge of Collateral provided after the Notes are issued might be avoided by a trustee in bankruptcy."

The ability of the collateral agent to realize upon the capital stock securing the Notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of our subsidiaries.

        Under Rule 3-16 of Regulation S-X, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock of any subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of any class of debt securities then outstanding that are then registered or being registered, such subsidiary would be required to provide separate financial statements to the SEC. As a result, the indenture and the related security documents provide that to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary's capital stock secures the Notes of a series (or any other series of Equally and Ratably Secured Indebtedness that is in the form of debt securities, including each series of the Existing TWC Notes and each series of Existing Secured Notes), the pledge of such capital stock constituting Collateral securing the Notes and the Equally and Ratably Secured Indebtedness will automatically be limited such that the value of the portion of such capital stock that the holders of the Notes may realize upon will, in the aggregate, at no time equal or exceed 20% of the aggregate principal amount of any then outstanding class of debt securities registered with the SEC (with each series of the Notes, each series of Existing TWC Notes and each series of Existing Secured Notes each constituting a separate class for such purpose). See "Description of Notes—Collateral—Excluded Property." As a result, holders of the Notes could lose the benefit of a portion or all of the security interest securing the Notes in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for the collateral agent to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

Certain assets are excluded from the Collateral securing the Notes.

        Certain assets are excluded from the Collateral, as described under "Description of Notes—Collateral—Excluded Property." In addition, no assets of any of our non-guarantor subsidiaries (including any capital stock owned by any such subsidiary) will constitute Collateral. Furthermore, applicable law requires that a security interest in tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral may not be perfected if the collateral agent for the Notes does not or is not able to take the actions necessary to perfect any of these liens.

It may be difficult to realize the value of the FCC license rights pledged to secure the Notes.

        The Issuers' and the Subsidiary Guarantors' cable and telecommunication license rights constitute part of the Collateral that will initially secure the Notes and the related Note Guarantees. The ability of the collateral agent to foreclose on such Collateral on behalf of the holders of the Notes may be subject to prior approval by the Federal Communications Commission (the "FCC") and other governmental authorities. In particular, the collateral agent will not be legally permitted to exercise any rights with respect to the FCC license rights upon the occurrence of an event of default if such action would constitute or result in any assignment of any FCC license or any other form of change of control (whether as a matter of law or fact) of the entity holding any FCC license lease unless any necessary prior approval of the FCC is obtained. There can be no assurance that any such required approval can be obtained on a timely basis or at all. This requirement may limit the number of potential bidders for the FCC license rights in any foreclosure and may delay sale, either of which events may have a material adverse effect on the sale price of the FCC license rights. Therefore, the practical value of realizing on the FCC license rights may, without the appropriate consents, prior approval of the FCC and related filings, be limited.

The Collateral is subject to casualty risks.

        Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. If there is a total or partial loss of any of the pledged Collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Notes.

We will in most cases have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes and the Note Guarantees.

        The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the Notes and the Note Guarantees. For example, so long as no default or event of default under the indenture governing the Notes would result therefrom, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to Collateral, such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness).

        There are circumstances other than repayment or discharge of the Notes under which the Collateral securing the Notes will be released automatically, without your consent or the consent of the trustee or the collateral agent. Under various circumstances, Collateral securing the Notes will be released automatically, including:

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  a sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture;

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  with respect to Collateral held by a Note Guarantor, upon the release of such Note Guarantor from its Note Guarantee;

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  with respect to Collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture;

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  with respect to the Collateral upon any release in connection with a foreclosure or exercise of remedies with respect to that Collateral directed by the lenders under the Credit Agreement or holders of other first lien obligations during any period that such representatives control actions with respect to the Collateral pursuant to the Intercreditor Agreement; and

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  in whole, upon a Collateral Release Event (as defined in the "Description of Notes"). See "Description of Notes—Collateral—Release."

Security interests over certain Collateral may not be in place by the issue date of the Notes or may not be perfected by the issue date of the Notes. Creation or perfection of such security interests after the issue date of the Notes increases the risk that the liens granted by those security interests could be avoided.

        Certain security interests in favor of the collateral agent, including mortgages on certain of our real properties, may not be in place or perfected as of the issue date of the Notes. To the extent any liens on or security interest in the Collateral securing the Notes are not perfected on or prior to such date, we will use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the indenture and the related security documents, within a period of time provided for in the indenture governing the Notes and/or the related security documents. To the extent a security interest in certain Collateral is granted or perfected after the date which is 30 days following the date on which the Notes are issued, that security interest would remain at risk of being voided as a preferential transfer by the pledgor, as debtor in possession, or by its trustee in bankruptcy) if we or any Note Guarantor were to file for bankruptcy within 90 days after the grant or after perfection (or, under certain circumstances, a longer period). See "—Any future pledge of Collateral or Note Guarantee provided after the Notes are issued might be avoided by a trustee in bankruptcy."

The imposition of certain permitted liens could materially adversely affect the value of the Collateral.

        The Collateral securing the Notes may also be subject to liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could materially adversely affect the value of the Collateral that could be realized by the holders of the Notes as well as the ability of the collateral agent to realize or foreclose on such Collateral. In addition, the imposition of certain permitted liens will cause the relevant assets to become "excluded property," which will not secure the Notes or the Note Guarantees. See "Description of Notes—Collateral—Excluded Property" for the definition of "excluded property."

Each Note Guarantee will be subject to certain limitations on enforcement and may be limited by applicable laws or subject to certain defenses that may limit its validity and enforceability.

        Each Note Guarantor will guarantee the payment of the Notes. Each Note Guarantee will provide the relevant holders of the Notes with a direct claim against the relevant Note Guarantor. However, the indenture governing the Notes provides that each Note Guarantee will be limited to the maximum amount that can be guaranteed by the relevant Note Guarantor without rendering the relevant Note Guarantee, as it relates to that Note Guarantor, voidable or otherwise ineffective or limited under applicable law, and enforcement of each Note Guarantee would be subject to certain generally available defenses.

        Enforcement of any of the Note Guarantees against any Note Guarantor will be subject to certain defenses available to Note Guarantors in the relevant jurisdiction. These laws and defenses generally include those that relate to corporate purpose or benefit, fraudulent conveyance or transfer, voidable preference, insolvency or bankruptcy challenges, financial assistance, preservation of share capital, thin capitalization, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Note Guarantor may have no liability or decreased liability under its Note Guarantee depending on the amounts of its other obligations and applicable law. Limitations on the enforceability of judgments obtained in New York courts in such jurisdictions could also limit the enforceability of any Note Guarantee against any Note Guarantor.

        In general, under bankruptcy or insolvency law and other laws, a court could (i) avoid or invalidate all or a portion of a Note Guarantor's obligations under its Note Guarantee and/or the related security interest, (ii) direct that the holders of the Notes return any amounts paid under a Note Guarantee to the relevant Note Guarantor or to a fund for the benefit of such Note Guarantor's creditors or (iii) take other action that is detrimental to you, typically if the court found that:

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  the relevant Note Guarantee and related security interest was incurred with actual intent to give preference to one creditor over another, hinder, delay or defraud creditors or shareholders of the Note Guarantor or, in certain jurisdictions, when the granting of the Note Guarantee or related security interest has the effect of giving a creditor a preference or when the recipient was aware that the Note Guarantor was insolvent when it granted the relevant Note Guarantee and related security interest;

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  the Note Guarantor did not receive fair consideration or reasonably equivalent value or corporate benefit for the relevant Note Guarantee and related security interest and the Note Guarantor was:

  (i)
  insolvent or rendered insolvent because of the relevant Note Guarantee or related security interest;

  (ii)
  undercapitalized or became undercapitalized because of the relevant Note Guarantee; or

  (iii)
  intended to incur, or believed that it would incur, indebtedness beyond its ability to pay at maturity;

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  the relevant Note Guarantee was held to exceed the corporate objects of the Note Guarantor or not to be in the best interests or for the corporate benefit of the Note Guarantor; or

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  the amount paid or payable under the relevant Note Guarantee was in excess of the maximum amount permitted under applicable law.

        These or similar laws may also apply to any future guarantee and related security interests granted by any of our subsidiaries pursuant to the indenture (which may also potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances; see "—Any future pledge of Collateral or Note Guarantee provided after the Notes are issued might be avoided by a trustee in bankruptcy").

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or antecedent debt is secured or satisfied. A court would likely find that a Note Guarantor did not receive reasonably equivalent value or fair consideration for its Note Guarantee or the related security interest, if such Note Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred, such that we cannot assure you which standard a court would apply in determining whether a Note Guarantor was "insolvent" at the relevant time or that, regardless of method of valuation, a court would not determine that a Note Guarantor was insolvent on that date, or a that a court would not determine, regardless of whether or not a Note Guarantor was insolvent on the date its Note Guarantee or related security interest was issued, that payments to holders of the Notes constituted preferences, fraudulent transfers or conveyances on other grounds.

        The liability of each Note Guarantor under its Note Guarantee will be limited to the amount that will result in such Note Guarantee not constituting a preference, fraudulent conveyance or improper corporate distribution or otherwise being set aside. However, there can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each Note Guarantor. Moreover, in a Florida bankruptcy case, which was reversed by a district court on other grounds and then reinstated by the applicable circuit court of appeals, this kind of provision was found to be ineffective to protect the guarantees. There is a possibility that the entire Note Guarantee may be set aside, in which case the entire liability may be extinguished.

        If a court decided that a Note Guarantee (or the related security interest) was a preference, fraudulent transfer or conveyance and voided such Note Guarantee, or held it unenforceable for any other reason, you may cease to have any claim in respect of the relevant Note Guarantor and/or the benefit of the corresponding underlying Collateral, and would be a creditor solely of the Issuers and, if applicable, of any other Note Guarantor under the relevant Note Guarantee which has not been declared void. In the event that any Note Guarantee of a Subsidiary Guarantor is invalid or unenforceable, in whole or in part, or to the extent the agreed limitation of the Note Guarantee obligations apply, the Notes would be effectively subordinated to all liabilities of the applicable Subsidiary Guarantor, and if we cannot satisfy our obligations under the Notes or any Note Guarantee is found to be a preference, fraudulent transfer or conveyance or is otherwise set aside, we cannot assure you that we can ever repay in full any amounts outstanding under the Notes.

Any future pledge of Collateral or Note Guarantee provided after the Notes are issued might be avoided by a trustee in bankruptcy.

        The indenture and the related security documents will require us to grant liens on certain assets that we or any Note Guarantor acquires after the issue date. Any future guarantee or additional lien in favor of the collateral agent for the benefit of the holders of the Notes might be avoidable by the grantor (as debtor-in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting a future guarantee or additional lien was insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee or lien is an "insider" under the U.S. Bankruptcy Code), and the granting of the future guarantee or additional lien enabled the holders of the Notes to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such guarantee or lien could be avoided as a preferential transfer. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. Thus, in any bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing indebtedness is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or any Note Guarantor were to file for bankruptcy protection after the issue date of the outstanding Notes and any liens granted with respect to the Notes or the Note Guarantees had been perfected less than 90 days before the commencement of such bankruptcy proceeding, the liens securing the Notes or the Note Guarantees may be particularly subject to challenge as a result of having been delivered after the issue date (even if any liens granted on the issue date of the Notes were not subject to any such challenge). To the extent that such challenge succeeded, the holders of the Notes would lose the benefit of the security that the Collateral was intended to provide.

Rights of the holders of the Notes in the Collateral securing the Notes may be adversely affected by bankruptcy proceedings and the holders of the Notes may not be entitled to post-petition interest in any bankruptcy proceeding.

        The right of the collateral agent for the Notes to foreclose upon, repossess and dispose of the Collateral securing the Notes and the Note Guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, pursuant to the automatic stay imposed upon a bankruptcy filing, a secured creditor, such as the collateral agent for the Notes, is prohibited from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without prior bankruptcy court approval (which may not be given under the circumstances). Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional or replacement security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether any payments under the Notes could be made following commencement of or during a bankruptcy case or the length of any potential delay in making any such payments post-petition, whether or when the collateral agent could foreclose upon, repossess or dispose of the Collateral, or whether or to what extent the holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirements of "adequate protection."

        Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs, expenses and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement to receive other "adequate protection" under federal bankruptcy laws with respect to the unsecured portion of the Notes. In addition, if any payments of post-petition interest had been made at the time of such a finding of under collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the Notes.

        The Intercreditor Agreement also contains provisions restricting the holders of the Notes from filing certain objections in any future bankruptcy to, among other things, a proposed debtor-in-possession financing that satisfied various terms and conditions.

CCO and CCO Holdings are holding companies and will depend on subsidiaries, including non-guarantor subsidiaries, to satisfy their respective obligations under the Notes and CCO Holdings' Note Guarantee.

        As holding companies, CCO Holdings and CCO conduct substantially all of their operations through their direct and indirect subsidiaries, which own substantially all of our consolidated assets. Consequently, the principal source of cash to pay the obligations of CCO under the Notes and of CCO Holdings under its Note Guarantee is the cash that our subsidiaries generate from their operations. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to enable CCO and CCO Holdings to make payments in respect of their obligations. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable state laws, regulatory limitations and terms of our debt instruments may limit the ability of CCO and CCO Holdings to obtain cash from our subsidiaries. While the indentures governing certain of our existing notes limit the ability of our subsidiaries to restrict their ability to pay dividends or make other intercompany payments, these limitations are subject to certain qualifications and exceptions, which may have the effect of significantly restricting the applicability of those limits. In the event CCO or CCO Holdings does not receive distributions from our subsidiaries, CCO may be unable to make required payments under the Notes and CCO Holdings may be unable to make required payments under its Note Guarantee.

Changes in our credit rating could adversely affect the market price or liquidity of the Notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the Notes. A negative change in our ratings could have an adverse effect on the price of the Notes.

There is currently no public market for the Notes, and an active trading market for the Notes may not develop. The failure of a market to develop for the Notes could adversely affect the liquidity and value of the Notes.

        Prior to this offering, there was no existing market for any series of the Notes. We do not intend to apply for listing of any series of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. A market may not develop for the Notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the Notes of a series, the market price and liquidity of the Notes of such series may be adversely affected. If the Notes of a series are traded after their initial issuance, they may trade at a discount from their initial offering price.

        The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the Notes may be subject to disruptions that could have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

USE OF PROCEEDS

        We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes.

 CAPITALIZATION

        The following table sets forth, as of December 31, 2019, for CCO Holdings and its subsidiaries on a consolidated basis:

  •
  cash and cash equivalents;

  •
  the actual (historical) capitalization of CCO Holdings;

  •
  the capitalization of CCO Holdings on a pro forma basis to reflect the issuance and sale of the Existing 2030 Notes and redemption of all of the Issuers' 5.125% Senior Notes due 2023, 5.750% Senior Notes due 2023 and 5.750% Senior Notes due 2024;

  •
  the capitalization of CCO Holdings on a pro forma basis to reflect the issuance and sale of the Additional 2030 Notes and the Existing 2032 Notes and assumed redemption of all of the Issuers' 5.250% Senior Notes due 2022 and 5.125% Senior Notes due 2023; and

  •
  the capitalization of CCO Holdings on a pro forma as adjusted basis to further reflect the issuance and sale of the Notes offered hereby.

        The following information should be read in conjunction with the historical consolidated financial statements and related notes included in the SEC Reports incorporated by reference herein. See also "Description of Certain Indebtedness."

        The financial data is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

	Accreted Value Historical(a)	Principal Amount Historical	Principal Amount Pro Forma	Principal Amount Pro Forma As Adjusted
	($ in millions)
Cash and cash equivalents	$3,249	$3,249	$3,294	$6,255

Debt (including current portion):
Time Warner Cable, LLC:
5.000% notes due 2020	1,503	1,500	1,500	1,500
4.125% notes due 2021	711	700	700	700
4.000% notes due 2021	1,021	1,000	1,000	1,000
5.750% notes due 2031 (£625 million principal)(b)	886	828	828	828
6.550% debentures due 2037	1,675	1,500	1,500	1,500
7.300% debentures due 2038	1,772	1,500	1,500	1,500
6.750% debentures due 2039	1,713	1,500	1,500	1,500
5.875% debentures due 2040	1,255	1,200	1,200	1,200
5.500% debentures due 2041	1,258	1,250	1,250	1,250
5.250% notes due 2042 (£650 million principal)(b)	831	861	861	861
4.500% debentures due 2042	1,142	1,250	1,250	1,250
Time Warner Cable Enterprises LLC:
8.375% senior debentures due 2023	1,148	1,000	1,000	1,000
8.375% senior debentures due 2033	1,284	1,000	1,000	1,000

Time Warner Cable debt	16,199	15,089	15,089	15,089

Charter Communications Operating, LLC:
Credit facilities	10,345	10,427	10,427	10,427
3.579% senior secured notes due 2020	1,997	2,000	2,000	2,000

	Accreted Value Historical(a)	Principal Amount Historical	Principal Amount Pro Forma	Principal Amount Pro Forma As Adjusted
	($ in millions)
4.464% senior secured notes due 2022	2,987	3,000	3,000	3,000
Senior floating rate notes due 2024	902	900	900	900
4.500% senior secured notes due 2024	1,093	1,100	1,100	1,100
4.908% senior secured notes due 2025	4,471	4,500	4,500	4,500
3.750% senior secured notes due 2028	987	1,000	1,000	1,000
4.200% senior secured notes due 2028	1,240	1,250	1,250	1,250
5.050% senior secured notes due 2029	1,241	1,250	1,250	1,250
6.384% senior secured notes due 2035	1,982	2,000	2,000	2,000
5.375% senior secured notes due 2038	786	800	800	800
6.484% senior secured notes due 2045	3,467	3,500	3,500	3,500
5.375% senior secured notes due 2047	2,506	2,500	2,500	2,500
5.750% senior secured notes due 2048	2,391	2,450	2,450	2,450
5.125% senior secured notes due 2049	1,240	1,250	1,250	1,250
4.800% senior secured notes due 2050	2,798	2,800	2,800	2,800
6.834% senior secured notes due 2055	495	500	500	500
2031 Notes offered hereby	—	—	—	1,600
2051 Notes offered hereby	—	—	—	1,400

CCO consolidated debt(c)	57,127	56,316	56,316	59,316

CCO Holdings, LLC:
5.250% senior notes due 2022	1,241	1,250	—	—
5.125% senior notes due 2023	995	1,000	—	—
4.000% senior notes due 2023	497	500	500	500
5.125% senior notes due 2023	1,145	1,150	—	—
5.750% senior notes due 2023	497	500	—	—
5.750% senior notes due 2024	149	150	—	—
5.875% senior notes due 2024	1,690	1,700	1,700	1,700
5.375% senior notes due 2025	746	750	750	750
5.750% senior notes due 2026	2,471	2,500	2,500	2,500
5.500% senior notes due 2026	1,491	1,500	1,500	1,500
5.875% senior notes due 2027	796	800	800	800
5.125% senior notes due 2027	3,222	3,250	3,250	3,250
5.000% senior notes due 2028	2,469	2,500	2,500	2,500
5.375% senior notes due 2029	1,501	1,500	1,500	1,500
4.750% senior notes due 2030	3,041	3,050	3,050	3,050
4.500% senior notes due 2030	—	—	2,750	2,750
4.500% senior notes due 2032	—	—	1,400	1,400

CCO Holdings consolidated debt(c)	79,078	78,416	78,516	81,516

Member's equity:
Total CCO Holdings member's equity	55,266	55,266	55,266	55,266
Noncontrolling interest	23	23	23	23

Total member's equity	$55,289	$55,289	$55,289	$55,289

Total Capitalization	$134,367	$133,705	$133,805	$136,805

(a)
The accreted values presented in the table above represent the principal amount of the debt less the original issue discount at the time of sale, deferred financing costs, and, in regards to the

  Existing TWC Notes, fair value premium adjustments as a result of applying acquisition accounting plus the accretion of those amounts to the balance sheet date. However, the amount that is currently payable if the debt becomes immediately due is equal to the principal amount of the debt.

(b)
Principal amount for TWC's 5.750% notes due 2031 is calculated based on £625 million aggregate principal amount outstanding, remeasured at $828 million as of December 31, 2019 using the exchange rate at such date. Principal amount for TWC's 5.250% notes due 2042 is calculated based on £650 million aggregate principal amount outstanding, remeasured at $861 million as of December 31, 2019 using the exchange rate at such date.

(c)
Consolidated debt balances do not include intercompany loans. Intercompany loan balances consolidate out at the applicable entities as follows: $260 million owed by CCO to Charter, $699 million owed by CCO to Charter Holdco and $545 million owed by CCO to CCO Holdings.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents selected financial and other data for CCO Holdings and its consolidated subsidiaries and has been derived from (1) the audited consolidated financial statements of CCO Holdings and its subsidiaries for each of the years in the three-year period ended December 31, 2019, audited by KPMG, LLP and incorporated by reference in this prospectus supplement, and (2) the audited consolidated financial statements of CCO Holdings and its subsidiaries for the years ended December 31, 2016 and 2015, which are not incorporated by reference herein. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the annual report as well as the historical consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2015	2016	2017	2018	2019
	(in millions)
Statement of Operations Data:
Revenues	$9,754	$29,003	$41,578	$43,620	$45,756
Income from operations	$1,114	$2,709	$3,995	$5,192	$6,459
Interest expense, net	$840	$2,123	$3,115	$3,579	$3,839
Income before income taxes	$144	$1,460	$906	$1,649	$2,341
Net income attributable to CCO Holdings member	$308	$1,456	$882	$1,632	$2,251
Balance Sheet Data (end of period):
Total investment in cable properties, net	$16,347	$144,151	$142,376	$141,096	$138,237
Total assets	$17,480	$148,319	$145,693	$144,898	$146,743
Total debt	$13,945	$61,747	$70,231	$72,827	$79,078
Total member's equity	$1,322	$75,863	$63,582	$60,554	$55,289

        On May 18, 2016, we consummated the acquisition of TWCI and Bright House. Accordingly, the financial data presented above for the years ended December 31, 2016, 2017, 2018 and 2019 reflect the impact of the acquisition of TWCI and Bright House and are not comparable to the prior periods presented and may not be indicative of CCO Holdings' future financial condition or results of operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        Long-term debt consists of the following as of December 31, 2019:

	December 31, 2019
	Principal Amount	Accreted Value(a)
	($ in millions)
CCO Holdings, LLC:
5.250% senior notes due September 30, 2022	1,250	1,241
5.125% senior notes due February 15, 2023	1,000	995
4.000% senior notes due March 1, 2023	500	497
5.125% senior notes due May 1, 2023	1,150	1,145
5.750% senior notes due September 1, 2023	500	497
5.750% senior notes due January 15, 2024	150	149
5.875% senior notes due April 1, 2024	1,700	1,690
5.375% senior notes due May 1, 2025	750	746
5.750% senior notes due February 15, 2026	2,500	2,471
5.500% senior notes due May 1, 2026	1,500	1,491
5.875% senior notes due May 1, 2027	800	796
5.125% senior notes due May 1, 2027	3,250	3,222
5.000% senior notes due February 1, 2028	2,500	2,469
5.375% senior notes due June 1, 2029	1,500	1,501
4.750% senior notes due March 1, 2030	3,050	3,041
Charter Communications Operating, LLC:
3.579% senior notes due July 23, 2020	2,000	1,997
4.464% senior notes due July 23, 2022	3,000	2,987
Senior floating rate notes due February 1, 2024	900	902
4.500% senior notes due February 1, 2024	1,100	1,093
4.908% senior notes due July 23, 2025	4,500	4,471
3.750% senior notes due February 15, 2028	1,000	987
4.200% senior notes due March 15, 2028	1,250	1,240
5.050% senior notes due March 30, 2029	1,250	1,241
6.384% senior notes due October 23, 2035	2,000	1,982
5.375% senior notes due April 1, 2038	800	786
6.484% senior notes due October 23, 2045	3,500	3,467
5.375% senior notes due May 1, 2047	2,500	2,506
5.750% senior notes due April 1, 2048	2,450	2,391
5.125% senior notes due July 1, 2049	1,250	1,240
4.800% senior notes due March 1, 2050	2,800	2,798
6.834% senior notes due October 23, 2055	500	495
Credit facilities	10,427	10,345
Time Warner Cable, LLC:
5.000% senior notes due February 1, 2020	1,500	1,503
4.125% senior notes due February 15, 2021	700	711
4.000% senior notes due September 1, 2021	1,000	1,021
5.750% sterling senior notes due June 2, 2031(b)	828	886
6.550% senior debentures due May 1, 2037	1,500	1,675
7.300% senior debentures due July 1, 2038	1,500	1,772
6.750% senior debentures due June 15, 2039	1,500	1,713
5.875% senior debentures due November 15, 2040	1,200	1,255
5.500% senior debentures due September 1, 2041	1,250	1,258
5.250% sterling senior notes due July 15, 2042(c)	861	831
4.500% senior debentures due September 15, 2042	1,250	1,142

	December 31, 2019
	Principal Amount	Accreted Value(a)
	($ in millions)
Time Warner Cable Enterprises LLC:
8.375% senior debentures due March 15, 2023	1,000	1,148
8.375% senior debentures due July 15, 2033	1,000	1,284

Total debt	78,416	79,078

Less current portion:
5.000% senior notes due February 1, 2020	(1,500)	(1,503)
3.579% senior notes due July 23, 2020	(2,000)	(1,997)

Long-term debt	$74,916	$75,578

(a)
The accreted values presented in the table above represent the principal amount of the debt less the original issue discount at the time of sale, deferred financing costs, and, in regards to the Existing TWC Notes, fair value premium adjustments as a result of applying acquisition accounting plus the accretion of those amounts to the balance sheet date. However, the amount that is currently payable if the debt becomes immediately due is equal to the principal amount of the debt.

(b)
Principal amount includes £625 million remeasured at $828 million as of December 31, 2019 using the exchange rate at that date.

(c)
Principal amount includes £650 million remeasured at $861 million as of December 31, 2019 using the exchange rate at that date.

CCO Holdings Notes

        The CCO Holdings notes are senior debt obligations of CCO Holdings and CCO Holdings Capital and rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital. They are structurally subordinated to all obligations of subsidiaries of CCO Holdings.

        CCO Holdings may redeem some or all of the CCO Holdings notes at any time at a premium. The optional redemption price declines to 100% of the respective series' principal amount, plus accrued and unpaid interest, if any, on or after varying dates in 2020 through 2027.

        In addition, at any time prior to varying dates in 2020 through 2022, CCO Holdings may redeem up to 40% of the aggregate principal amount of certain notes at a premium plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings (as defined in the indenture governing the CCO Holdings notes); provided that certain conditions are met. In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

High-Yield Restrictive Covenants; Limitation on Indebtedness

        The indentures governing the CCO Holdings notes contain certain covenants that restrict the ability of CCO Holdings, CCO Holdings Capital and all of their restricted subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends on equity or repurchase equity;

  •
  make investments;

  •
  sell all or substantially all of their assets or merge with or into other companies;

  •
  sell assets;

  •
  in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to CCO Holdings, guarantee their parent companies debt, or issue specified equity interests;

  •
  engage in certain transactions with affiliates; and

  •
  grant liens.

        The above limitations in certain circumstances regarding incurrence of debt, payment of dividends and making investments contained in the indentures of CCO Holdings permit CCO Holdings and its restricted subsidiaries to perform the above, so long as, after giving pro forma effect to the above, the leverage ratio would be below a specified level for CCO Holdings. The leverage ratio under the indentures is 6.0 to 1.0.

CCO Notes

        The Existing Secured Notes are guaranteed by CCO Holdings and substantially all of the operating subsidiaries of CCO. In addition, the Existing Secured Notes are secured by a perfected first priority security interest in substantially all of the assets of CCO to the extent such liens can be perfected under the Uniform Commercial Code by the filing of a financing statement and the liens rank equally with the liens on the collateral securing obligations under the CCO credit facilities. Prior to the par call date for each series of Existing Secured Notes, CCO may redeem some or all of the Existing Secured Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus a make-whole premium. On and after the par call date for each series of Existing Secured Notes, no make-whole premium will apply and CCO may redeem some or all of the Existing Secured Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any.

        The CCO notes are subject to the terms and conditions of the indenture governing the CCO notes. The CCO notes contain customary representations and warranties and affirmative covenants with limited negative covenants. The CCO indenture also contains customary events of default.

CCO Credit Facilities

        The CCO credit facilities have an outstanding principal amount of $10.4 billion at December 31, 2019 as follows:

  •
  term loan A-2 with a remaining principal amount of approximately $205 million, which is repayable in quarterly installments and aggregating $11 million in each loan year, with the remaining balance due at final maturity on March 31, 2023. Pricing on term loan A-2 is LIBOR plus 1.50%;

  •
  term loan A-4 with a remaining principal amount of approximetly $4.0 billion, which is repayable in quarterly installments and aggregating $202 million in each loan year, with the remaining balance due at final maturity on February 1, 2025. Pricing on term loan A-4 is LIBOR plus 1.25%;

  •
  term loan B-1 with a remaining principal amount of approximately $2.4 billion, which is repayable in equal quarterly installments and aggregating $25 million in each loan year, with the remaining balance due at final maturity on April 30, 2025. Pricing on term loan B-1 is LIBOR plus 1.75%;

  •
  term loan B-2 with a remaining principal of approximately $3.8 billion, which is repayable in equal quarterly installments and aggregating $38 million in each loan year, with the remaining balance due at final maturity of February 1, 2027. Pricing on term loan B-2 is LIBOR plus 1.75%; and

  •
  a revolving loan allowing for borrowings of up to $4.75 billion, $249 million on March 31, 2023 and $4.5 billion maturing on February 1, 2025. Pricing on the revolving loan is LIBOR plus 1.50% with a commitment fee of 0.30% on the portion maturing in 2023 and LIBOR plus 1.25% with a commitment fee of 0.20% on the portion maturing in 2025. As of December 31, 2019, $36 million of the revolving loan was utilized to collateralize a like principal amount of letters of credit out of $363 million of letters of credit issued on our behalf.

        Amounts outstaing under the CCO credit facilities bear interest, at CCO's election, at a base rate or LIBOR (1.73% and 2.50% as of December 31, 2019 and 2018, respectively), as defined, plus an applicable margin.

        The CCO credit facilities also allow us to enter into incremental term loans in the future, with amortization as set forth in the notices establishing such term loans. Although the CCO credit facilities allow for the incurrence of a certain amount of incremental term loans subject to pro forma compliance with financial maintenance covenants, no assurance can be given that we could obtain additional incremental term loans in the future if CCO sought to do so or what amount of incremental term loans would be allowable at any given time under the terms of the CCO credit facilities.

        The obligations of CCO under the CCO credit facilities are guaranteed by CCO Holdings and substantially all of the operating subsidiaries of CCO. The obligations are also secured by (i) a lien on substantially all of the assets of CCO and its subsidiaries, to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in any of CCO's subsidiaries, as well as intercompany obligations owing to it by any of such entities.

Restrictive Covenants

        The CCO credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter. The CCO credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business. Additionally, the CCO credit facilities provisions contain an allowance for restricted payments with certain limitations. The CCO credit facilities permit CCO and its subsidiaries to make distributions to pay interest on the currently outstanding subordinated and parent company indebtedness, provided that, among other things, no default has occurred and is continuing under the CCO credit facilities. The CCO credit facilities also contain customary events of default.

TWC Senior Notes and Debentures

        The TWC senior notes and debentures are guaranteed by CCO Holdings and substantially all of the operating subsidiaries of CCO and rank equally with the liens on the collateral securing obligations under the Existing Secured Notes and credit facilities. Interest on each series of TWC senior notes and debentures is payable semi-annually (with the exception of the Sterling Notes, on which interest is payable annually) in arrears.

        The TWC indenture contains customary covenants relating to restrictions on the ability of TWC or any material subsidiary to create liens and on the ability of TWC and TWCE to consolidate, merge or convey or transfer substantially all of their assets. The TWC indenture also contains customary events of default.

        The TWC senior notes and debentures may be redeemed in whole or in part at any time at TWC's option at a redemption price equal to the greater of (i) all of the applicable principal amount being redeemed and (ii) the sum of the present values of the remaining scheduled payments on the applicable TWC senior notes and debentures discounted to the redemption date on a semi-annual basis (with the exception of the Sterling Notes, which are on an annual basis), at a comparable government bond rate plus a designated number of basis points as further described in the TWC indenture and the applicable note or debenture, plus, in each case, accrued but unpaid interest to, but not including, the redemption date.

        We may offer to redeem all, but not less than all, of the Sterling Notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Sterling Notes to, but not including, the redemption date.

TWCE Senior Debentures

        The TWCE senior debentures are guaranteed by CCO Holdings, substantially all of the operating subsidiaries of CCO and TWC and rank equally with the liens on the collateral securing obligations under the CCO notes and credit facilities. Interest on each series of TWCE senior debentures is payable semi-annually in arrears. The TWCE senior debentures are not redeemable before maturity.

        The TWCE indenture contains customary covenants relating to restrictions on the ability of TWCE or any material subsidiary to create liens and on the ability of TWC and TWCE to consolidate, merge or convey or transfer substantially all of their assets. The TWCE indenture also contains customary events of default.

DESCRIPTION OF NOTES

        This Description of Notes relates to the 2.800% senior secured notes due 2031 (the "2031 Notes") and the 3.700% senior secured notes due 2051 (the "2051" Notes" and, together with the 2031 Notes, the "Notes") to be issued by CCO and CCO Capital Corp. (the "Issuers" and, each, an "Issuer"). You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions."

        The Notes will be issued pursuant to a base indenture, dated as of July 23, 2015 (the "Base Indenture"), by and among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, as supplemented by a supplemental indenture, to be dated as of April 17, 2020 (together with the Base Indenture, the "Indenture"), by and among the Issuers, the Note Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. The Indenture will permit the Issuers to issue other debt securities having terms different from those of the Notes. The 2031 Notes and the 2051 Notes and any such other debt securities issued as a "series" are each sometimes referred to as a separate "series" of Notes. The Issuers have previously issued $30.8 billion aggregate principal amount of debt securities (the "Existing Secured Notes") under the Base Indenture (as supplemented), which do not constitute the same "series" of debt securities as any series of the Notes offered hereby. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the Indenture, the Security Documents (as defined below) and the Intercreditor Agreement (as defined below). It does not restate the Indenture, the Security Documents and the Intercreditor Agreement in their entirety. We urge you to read the Indenture, the Security Documents and the Intercreditor Agreement because they, and not this description, define your rights as Holders of the Notes. Copies of the forms of Indenture, Security Documents and Intercreditor Agreement are available as set forth under "—Additional Information."

 Brief Description of the Notes

        The Notes offered hereby will be:

  •
  senior obligations of the Issuers;

  •
  pari passu in right of payment with all existing and future senior indebtedness of the Issuers (including obligations under the Credit Agreement, the Existing Secured Notes and the Issuers' guarantees of the Existing TWC Notes);

  •
  secured by Liens on the Collateral on an equal and ratable basis with the obligations under the Credit Agreement, the Existing Secured Notes, the Issuers' guarantees of the Existing TWC Notes and any other First Lien Obligations, subject to Permitted Liens;

  •
  effectively senior to all existing and future unsecured indebtedness of the Issuers and any future indebtedness of the Issuers secured by a junior Lien on the Collateral, in each case to the extent of the value of the Collateral securing the obligations under the Notes;

  •
  structurally subordinated to all existing and future indebtedness and other liabilities of each subsidiary of the Issuers that does not guarantee the Notes; and

  •
  senior in right of payment to all existing and future subordinated obligations of the Issuers.

        The Notes will be guaranteed by (i) all of the Issuers' Subsidiaries that then issue or guarantee any Equally and Ratably Secured Indebtedness; and (ii) CCO Holdings, LLC.

        The Note Guarantees will be:

  •
  senior obligations of the Note Guarantors;

  •
  pari passu in right of payment with all existing and future senior indebtedness of the Note Guarantors (including guarantees of obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes);

  •
  with respect to Subsidiary Guarantors, secured by Liens on the Collateral on an equal and ratable basis with the obligations under the Credit Agreement, the Existing Secured Notes, the Existing TWC Notes or guarantees thereof and any other First Lien Obligations, subject to Permitted Liens;

  •
  with respect to CCO Holdings, LLC, unsecured and effectively junior to any secured indebtedness of CCO Holdings, LLC to the extent of the value of the collateral securing such indebtedness;

  •
  with respect to the Subsidiary Guarantors, effectively senior to all existing and future unsecured indebtedness of the Subsidiary Guarantors and any future indebtedness of the Subsidiary Guarantors secured by a junior Lien on the Collateral, in each case to the extent of the value of the Collateral securing the obligations under the Note Guarantees of the Subsidiary Guarantors;

  •
  with respect to the Subsidiary Guarantors, structurally subordinated to all existing and future indebtedness and other liabilities of each subsidiary of the Subsidiary Guarantors that does not guarantee the Notes; and

  •
  senior in right of payment to all existing and future subordinated obligations of the Note Guarantors.

Principal, Maturity and Interest

        The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The 2031 Notes will mature on April 1, 2031, and the 2051 Notes will mature on April 1, 2051.

        Interest on the 2031 Notes will accrue at the rate of 2.800% per annum from April 17, 2020. Interest on the 2031 Notes will be payable semi-annually in arrears on April 1 and October 1 to Holders of record on the immediately preceding March 15 and September 15, respectively, commencing on October 1, 2020. Interest on the 2031 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Interest on the 2051 Notes will accrue at the rate of 3.700% per annum from April 17, 2020. Interest on the 2051 Notes will be payable semi-annually in arrears on April 1 and October 1 to Holders of record on the immediately preceding March 15 and September 15, respectively, commencing on October 1, 2020. Interest on the 2051 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Issuers may issue an unlimited principal amount of additional Notes of any series under the Indenture. The Notes of a series issued on the Issue Date and any additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes of a series include the Notes of such series issued on the Issue Date and any additional Notes of such series subsequently issued under the Indenture.

Optional Redemption

        Prior to the Par Call Date (as defined below), with respect to each series of the Notes, the Notes of such series will be redeemable, in whole or in part, at the Issuers' option, at any time or from time to time, on at least 10 days' but not more than 30 days' prior notice to each Holder of the Notes of such series to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the Notes of such series on a record date to receive the related interest payment on the related interest payment date).

        "Applicable Premium" means with respect to a Note of a series the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

          (a)   the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus (i) with respect to the 2031 Notes, 35 basis points, and with respect to the 2051 Notes, 40 basis points; over

          (b)   the outstanding principal amount of such Note; in each case, as calculated by the Issuer or on behalf of the Issuers by such Person as the Issuers shall designate.

        "Applicable Treasury Rate" with respect to a Note of a series means, as of any redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to the Par Call Date for the Notes of such series; provided, however, that if the period from the redemption date to such Par Call Date is not equal to the constant maturity of a United States Treasury security for which such an average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Par Call Date" means (i) with respect to the 2031 Notes, January 1, 2031, and (ii) with respect to the 2051 Notes, October 1, 2050.

        On or after the Par Call Date for the Notes of a series, the Issuers may redeem the Notes of such series, in whole or in part, at the Issuers' option, on at least 10 days' but not more than 30 days' prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such Notes of such series to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of Notes of such series on a record date to receive the related interest payment on the related interest payment date). The Trustee shall have no responsibility for calculating the redemption price for any Note.

        Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes of a series or portions thereof called for redemption on the applicable redemption date. On or before the redemption date, the Issuers will deposit with the Trustee or a paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of a series are to be redeemed, the Notes of such series to be redeemed shall be selected in accordance with the procedures of DTC.

        Any redemption or notice of any redemption may, at the Issuers' discretion, be given prior to the completion of a transaction or event (including an Equity Offering, other offering, issuance of Indebtedness, a Change of Control or other transaction or event) and any redemption notice (including the amount of Notes redeemed and conditions precedent applicable to different amounts of Notes redeemed) may, in the Issuers' discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction or event. Any such redemption may be partial as a result of only some of the conditions being satisfied.

        If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers' discretion, the redemption date may be delayed until such time (including more than 30 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers' obligations with respect to such redemption may be performed by another Person.

Release of Guarantors

        The Note Guarantee of a Subsidiary Guarantor also will be released:

  (1)
  at the time of a Collateral Release Event;

  (2)
  at such time as such Subsidiary Guarantor is either: (A) not an issuer or guarantor of any item of indebtedness (whether by repayment or otherwise) and any other Equally and Ratably Secured Indebtedness and ceases (or substantially concurrently will cease) to be the guarantor of any Equally and Ratably Secured Indebtedness (or such Subsidiary Guarantor's obligations with respect to all Equally and Ratably Secured Indebtedness shall cease to exist substantially concurrently with such release of its Note Guarantee); or (B) released or relieved as an issuer or guarantor of its obligations of an item of indebtedness (whether by repayment or otherwise) and not an issuer or guarantor of any other Equally and Ratably Secured Indebtedness and ceases (or substantially concurrently will cease) to be the guarantor of any Equally and Ratably Secured Indebtedness (or such Subsidiary Guarantor's obligations with respect to all Equally and Ratably Secured Indebtedness shall cease to exist substantially concurrently with such release of its Note Guarantee);

  (3)
  upon the sale, disposition, exchange or transfer (including through merger, consolidation, amalgamation or otherwise) of (i) all or substantially all of the assets or (ii) any Equity Interests (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the terms of the Indenture; or

  (4)
  if the Issuers exercise their legal defeasance option or their covenant defeasance option as described under "—Defeasance" or if the obligations of the Issuers under the Indenture are discharged in accordance with the terms of the Indenture.

        The Note Guarantee of CCO Holdings, LLC will be released if the Issuers exercise their legal defeasance option as described under "—Defeasance" or if the Issuers' obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Collateral

Assets Pledged as Collateral

        The Notes will be secured by first-priority Liens, subject to Permitted Liens, in the assets of the Issuers and the Subsidiary Guarantors (other than Excluded Property), whether now owned or hereafter acquired, that secure the obligations under the Credit Agreement and any other First Lien Obligations, including:

  •
  all Pledged Securities;

  •
  all Intercompany Obligations;

  •
  all Additional Collateral;

  •
  all books, and records pertaining to the Collateral; and

  •
  to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all collateral security and guarantees given by any Person with respect to any of the foregoing and any Instruments evidencing the foregoing.

Excluded Property

        The Collateral will exclude, and the Liens granted under the Security Documents will not attach to, certain items of property (the "Excluded Property"), including (v) any Patent or Trademark that is jointly owned by TWC and/or one or more other Grantors, on the one hand, and by a Person that is not a member of the Charter Group, on the other hand; provided, that in the event any such Patent or Trademark ceases to be jointly owned by a Person that is not a member of the Charter Group, such Patent or Trademark shall cease to constitute Excluded Property, (w) any intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any material rights therein, until such time, if any, as a statement of use is filed and accepted, (x) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement (including any joint venture, partnership or limited liability company operating agreement, unless the same relates to a Wholly Owned Subsidiary), instrument or other document evidencing or giving rise to such property except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or (y) any property that is subject to a purchase money security interest permitted by the Indenture for so long as it is subject to such security interest and in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Equity Interest of any Foreign Subsidiary constitute Collateral or be required to be pledged under the Security Documents.

        In addition, the Equity Interests and indebtedness of any Subsidiary of the Company will constitute Collateral only to the extent that such Equity Interests or indebtedness can secure any series of Notes and the related Note Guarantees (or any other series of Equally and Ratably Secured Indebtedness that is in the form of debt securities, including, without limitation, each series of Existing TWC Notes and each series of Existing Secured Notes) without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary's Equity Interests or indebtedness secures the Notes and the Note Guarantees (or any other series of Equally and Ratably Secured Indebtedness that is in the form of debt securities, including, without limitation, each series of Existing TWC Notes and each series of Existing Secured Notes), then such Equity Interests or indebtedness shall automatically be deemed not to be part of the Collateral securing the Notes and Note Guarantees and any Equally and Ratably Secured Indebtedness (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests on the Equity Interests or indebtedness that are so deemed to no longer constitute part of the Collateral.

        In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Equity Interests or indebtedness to secure the Notes of each series and the Note Guarantees (or any other series of Equally and Ratably Secured Indebtedness that is in the form of debt securities, including, without limitation, each series of Existing TWC Notes and each series of Existing Secured Notes) in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary, then the Equity Interests or indebtedness of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes and Note Guarantees and any Equally and Ratably Secured Indebtedness (but only to the extent such Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Equity Interests or indebtedness.

        In accordance with the limitations set forth in the two immediately preceding paragraphs, Rule 3-16 of Regulation S-X currently provides that the maximum value of such Equity Interests or indebtedness (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of any class of debt securities registered with the SEC that are secured thereby (with the Notes, each series of Existing TWC Notes and each series of Existing Secured Notes being a separate class for such purpose). The applicable value of the Equity Interests of any entity is deemed to be the greatest of its par value, book value or market value. The portion of the Equity Interests and indebtedness of the Subsidiaries constituting Collateral securing the Notes and the related Note Guarantees may decrease or increase as the value of such Equity Interests changes as described above (but not, for the avoidance of doubt, above the maximum percentage of such Equity Interests required to be pledged as Collateral).

Sufficiency of Collateral

        The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the Issuers' and the Guarantors' industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Rights of the holders of the Notes in the Collateral securing the Notes may be adversely affected by bankruptcy proceedings and the holders of the Notes may not be entitled to post-petition interest in any bankruptcy proceeding."

Foreclosure

        Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Security Documents provide for (among other available remedies) the foreclosure upon and sale of the Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the Holders and the lenders under the Credit Agreement and any other

First Lien Obligations on a pro rata basis, subject to any prior Liens on the Collateral. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Issuers' obligations under the Notes.

Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuers or the Subsidiary Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the security is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the security. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Rights of the holders of the Notes in the Collateral securing the Notes may be adversely affected by bankruptcy proceedings and the holders of the Notes may not be entitled to post-petition interest in any bankruptcy proceeding."

        Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled and unsecured claims with respect to such shortfall.

Release

        The Indenture will provide that Liens on the Collateral will be automatically released with respect to the Notes:

  (1)
  with respect to any series of Notes, in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes of such series;

  (2)
  with respect to any series of Notes, in whole, upon satisfaction and discharge of the Indenture with respect to the Notes of such series;

  (3)
  with respect to any series of Notes, in whole, upon a legal defeasance or covenant defeasance with respect to the Notes of such series as set forth under "—Defeasance";

  (4)
  as to any property or asset constituting Collateral that is sold or otherwise disposed of by the Issuers or any Note Guarantor, directly or indirectly, in a transaction not prohibited by the Indenture at the time of such sale or disposition;

  (5)
  as to any property or assets constituting Collateral owned by a Note Guarantor that is released from its Note Guarantee in accordance with the Indenture;

  (6)
  with respect to any series of Notes, in whole or in part, with the consent of Holders of the requisite percentage of Notes of such series in accordance with the provisions described below under the caption "—Amendments and Waivers";

  (7)
  to the extent required in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement;

  (8)
  in whole, upon a Collateral Release Event;

  (9)
  in accordance with clause (b) and (d) of the covenant described under "—Certain Covenants—Limitation on Liens"; and

  (10)
  as to any Collateral at such time as such Collateral (A) no longer secures indebtedness previously secured and does not secure any Equally and Ratably Secured Indebtedness (or such Collateral will no longer secure any Equally and Ratably Secured Indebtedness substantially concurrently with such release of Liens on such Collateral) or (B) does not secure any Equally and Ratably Secured Indebtedness (or such Collateral will no longer secure any Equally and Ratably Secured Indebtedness substantially concurrently with such release of Liens on such Collateral); provided, however, that, in the case of any release in whole pursuant to clauses (1), (2) or (3) above, all amounts owing to the Trustee under the Indenture with respect to the Notes have been paid or duly provided for.

        Upon compliance by the Issuers with the conditions precedent set forth above, and delivery to the Trustee of an Officers' Certificate and Opinion of Counsel, the Trustee or the Collateral Agent shall promptly execute and deliver such documents and other instruments and make or authorize the making of such filings and registrations as may be requested and provided by the Issuers to evidence the release and reconveyance to the Issuers or the applicable Note Guarantor of the applicable Collateral.

        Any certificate or opinion required by Section 314(d) of the Trust Indenture Act in connection with obtaining the release of Collateral may be made by an Officer of CCO, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

        Notwithstanding anything to the contrary in this "Description of Notes" section, the Issuers and the Subsidiary Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine in good faith, based on the advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or the relevant portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Control over Common Collateral and Enforcement of Liens

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the Indenture:

  •
  is subject to the provisions of the Intercreditor Agreement;

  •
  in the case of assets that are subject to Permitted Liens, is subject to the terms of the agreements governing those Permitted Liens;

  •
  with respect to any Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Issuers or a Subsidiary Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral; and

  •
  in the case of Collateral constituting real property, could also be significantly impaired by restrictions under applicable law.

        If the net proceeds of any of the Collateral were not sufficient to repay all amounts due on the Notes and the Indenture, the Holders (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuers and the Note Guarantors.

Intercreditor Arrangements

        The Collateral Agent, on behalf of the Trustee and the Holders of Notes, and the Administrative Agent, on behalf of the secured parties under the Credit Agreement and the Existing TWC Notes, are parties to the Intercreditor Agreement. Any future holders of other First Lien Obligations will be represented by their collateral agent which will become party to the Intercreditor Agreement as their authorized representative (together with the Collateral Agent and the Administrative Agent, each, an "Authorized Representative"). The Intercreditor Agreement provides for the priorities and other relative rights among the Holders of the Notes, the holders of the obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes and the holders of any other First Lien Obligations, including, among other things, that:

  (1)
  notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on the Collateral securing the Notes, the obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes and any other First Lien Obligations, the Liens securing all such indebtedness shall be of equal priority as among the parties to the Intercreditor Agreement subject to the provisions described below with respect to Impairments;

  (2)
  if an event of default has occurred and is continuing under any First Lien Obligations, and any Authorized Representative for, or holder of, First Lien Obligations is taking action to enforce rights or exercise remedies in respect of any Collateral, or receives any payment with respect to the Collateral under any other intercreditor agreement, or any distribution is made with respect to any Collateral in any insolvency or liquidation proceeding of the Issuers or any Note Guarantor, then the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent, such Authorized Representative or any holders of such First Lien Obligations, as the case may be, will be applied, subject to the provisions below with respect to Impairments:

  •
  first, to the payment of all amounts owing to each Authorized Representative (as hereinafter defined) (in each case, in its capacity as such) pursuant to the terms of any documents governing First Lien Obligations;

  •
  second, on a ratable basis, to amounts owing to (1) the holders of the obligations under the Credit Agreement and the Existing TWC Notes, (2) the Holders of the Notes, the holders of the Existing Secured Notes and the Trustee (for allocation in accordance with the terms of the Indenture) and (3) the holders of any other First Lien Obligations; and

  •
  third, after payment in full of all First Lien Obligations, allocated to the Issuers and the Note Guarantors or as a court of competent jurisdiction may direct; and

  (3)
  the obligations in respect of the Notes, the Credit Agreement and any other First Lien Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time, in each case, to the extent permitted by the Indenture, the Credit Agreement and the documents governing such other First Lien Obligations, without affecting the Lien priority or relative rights of the holders of First Lien Obligations.

        The Intercreditor Agreement also provides that only the Applicable Authorized Representative (as defined below) has the right to exercise, or refrain from exercising, any right or remedies and take any other actions with respect to the Collateral. The "Applicable Authorized Representative" shall be the Administrative Agent until the earlier of the date no obligations under the Credit Agreement are secured by the Collateral and the Non-Controlling Authorized Representative Enforcement Date and, thereafter, the Authorized Representative of the series of First Lien Obligations (other than any Existing TWC Notes) representing the largest principal amount outstanding of any then outstanding series of First Lien Obligations (such Authorized Representative, the "Major Non-Controlling Authorized Representative"). For purposes of the forgoing, the Notes, together with each series of debt securities issued under the Indenture, will be deemed to be a single "series" of First Lien Obligations. The "Non-Controlling Authorized Representative Enforcement Date" means, with respect to any representative of First Lien Obligations that is not the Applicable Authorized Representative (each, a "Non-Controlling Authorized Representative") in respect of any Collateral, the date that is 90 days (throughout which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default with respect to the First Lien Obligations for which such Non-Controlling Authorized Representative is the Authorized Representative and (b) the Collateral Agent's and each other Authorized Representative's receipt of written notice from such Non-Controlling Authorized Representative stating that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default with respect to the First Lien Obligations for which such Non-Controlling Authorized Representative is the Authorized Representative has occurred and is continuing and (ii) the First Lien Obligations with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise); provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred for all purposes hereof) (A) at any time the Applicable Authorized Agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (B) at any time the applicable Issuer or the applicable Note Guarantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

        The Applicable Authorized Agent shall not be required to follow any instructions or directions with respect to the Collateral from any Non-Controlling Authorized Representative. No Authorized Representative or other holder of any First Lien Obligations (other than the Applicable Authorized Representative) will commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral, it being agreed that only the Applicable Authorized Representative shall be entitled to take any such actions or exercise any such rights, remedies and powers with respect to the Collateral.

        Notwithstanding the equal priority of the Liens as among the parties to the Intercreditor Agreement, the Applicable Authorized Representative may deal with the Collateral as if the Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or other holder of First Lien Obligations may contest, protest or object to any foreclosure proceeding or action brought by Applicable Authorized Representative. The Collateral Agent and each other Authorized Representative will agree that they and the holders of the First Lien Obligations they represent will not challenge or contest or support any other Person in challenging or contesting, in any proceeding (including any insolvency or liquidation proceeding), (a) the validity, attachment, creation, perfection, priority or enforceability of a Lien held by or on behalf of any other holder of First Lien Obligations in the Collateral, (b) the validity, enforceability or effectiveness of any First Lien Obligations or the related security documents or (c) any of the provisions of the Intercreditor Agreement.

        None of the holders of First Lien Obligations will be entitled to institute any suit or proceeding, or assert in any suit or proceeding any claim, against the Collateral Agent or any other holder of First Lien Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of First Lien Obligations will be entitled to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; provided, however, that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of any Authorized Representative or any holder of First Lien Obligations to enforce the Intercreditor Agreement. If any holder of First Lien Obligations obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the other First Lien Obligations, then it must hold such Collateral, proceeds or payment in trust for the other holders of First Lien Obligations having a security interest in such Collateral and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the provisions described above.

        Notwithstanding the foregoing, with respect to any Collateral on which a third party (other than a holder of First Lien Obligations) has a Lien that is junior in priority to the Lien of any First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other First Lien Obligations (such third party, an "Intervening Creditor"), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the First Lien Obligations with respect to which such impairment exists. Additionally, if a court of competent jurisdiction determines that any series of First Lien Obligations is not enforceable or that the Liens securing such series of First Lien Obligations are not valid and properly perfected, the holders of such series of First Lien Obligations (and not the holders of any other series of First Lien Obligations) shall bear the consequences thereof and distributions described above will be adjusted accordingly. The provisions described above with respect to Intervening Creditors and determinations of unenforceability that result in a series of First Lien Obligations receiving lesser distributions that other series of First Lien Obligations from the Collateral are referred to herein as "Impairments" with respect to such series of First Lien Obligations.

        Under the Intercreditor Agreement, if at any time the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and each other series of First Lien Obligations upon such Collateral will automatically be released and discharged. However, any proceeds of any Collateral realized therefrom will be applied in accordance with the terms of the Intercreditor Agreement. In addition, if the Liens on any Collateral securing the Credit Agreement are released, all of the Liens on such Collateral securing the Notes will also be released to the extent that the Liens on such Collateral securing all other Equally and Ratably Secured Indebtedness are released.

        Each Authorized Representative of any series of First Lien Obligations, for itself and on behalf of the holders of First Lien Obligations of such series, will agree that, if the Issuers or any of the Note Guarantors becomes subject to a bankruptcy case and, as debtor-in-possession, moves for approval of financing ("DIP Financing") to be provided by one or more lenders (the "DIP Lenders") under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, none of the holders of First Lien Obligations will be entitled to raise any objection to any such financing or to the Liens or court ordered charges, if applicable, on the Collateral securing any such financing ("DIP Financing Liens") or to any use of cash collateral that constitutes Collateral, in each case unless the Applicable Authorized Representative shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Collateral for the benefit of the holders of First Lien Obligations represented by the Applicable Authorized Representative, each holder of First Lien Obligations not represented by the Applicable Authorized Representative will subordinate its Liens with respect to such Collateral on the same terms as the Liens of the holders of First Lien Obligations represented by the Applicable Authorized Representative (other than any such Liens constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Collateral granted to secure the First Lien Obligations of the holders of First Lien Obligations represented by the Applicable Authorized

Representative, each holder of First Lien Obligations not represented by the Applicable Authorized Representative will confirm the priorities with respect to such Collateral as set forth in the Intercreditor Agreement), in each case so long as:

  (1)
  the holders of First Lien Obligations retain the benefit of their Liens on all such Collateral subject to the DIP Financing Liens, including proceeds thereof arising after the commencement of the bankruptcy case, with such Liens having the same priority with respect to Liens of the holders of any other First Lien Obligations (other than any such Liens constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

  (2)
  the holders of First Lien Obligations are granted Liens on any additional collateral provided to the holders of any other First Lien Obligations as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with such Liens having the same priority with respect to Liens of the holders of any other First Lien Obligations (other than any such Liens constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

  (3)
  if any amount of such DIP Financing or cash collateral is applied to repay any First Lien Obligations, such amount is applied in accordance with the provisions described above with respect to distributions from proceeds of Collateral; and

  (4)
  if the holders of First Lien Obligations are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied in accordance with the provisions described above with respect to distributions from proceeds of Collateral; provided, however, that the holders of First Lien Obligations will have a right to object to the grant, as security for the DIP Financing, of a Lien on any assets subject to Liens in favor of holders of such First Lien Obligations that shall not constitute Collateral; and provided, further, that any holder of First Lien Obligations receiving adequate protection granted in connection with the DIP Financing or such use of cash collateral shall not object to any other holder of First Lien Obligations receiving adequate protection comparable to any such adequate protection granted to such holder of First Lien Obligations. All holders of First Lien Obligations shall acknowledge that the First Lien Obligations may, subject to the limitations set forth in the Security Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Intercreditor Agreement defining the relative rights of the holders of First Lien Obligations.

Certain Covenants

Limitation on Liens

(a)
CCO will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, Incur any Lien on any of its assets (including Equity Interests of a Subsidiary), whether owned at the Issue Date or thereafter acquired, securing Indebtedness For Borrowed Money, other than Permitted Liens, without effectively providing that the Notes shall be secured, equally and ratably, on such assets of CCO or such Material Subsidiary with (or prior to) the Indebtedness For Borrowed Money so secured for so long as such Indebtedness For Borrowed Money is so secured.

(b)
Any Lien created for the benefit of the Holders of the Notes pursuant to clause (a) immediately above shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to such Lien created for the benefit of the Holders of the Notes.

(c)
Additionally, prior to a Collateral Release Event, CCO will not, and will not permit any Subsidiary to, directly or indirectly, Incur any Lien on any of its assets (including Equity Interests of a Subsidiary), whether owned at the Issue Date or thereafter acquired, to secure Equally and Ratably Secured Indebtedness without effectively providing that the Notes shall be secured equally and ratably on the assets of CCO or such Subsidiary with the Equally and Ratably Secured Indebtedness so secured for so long as such Indebtedness For Borrowed Money is so secured.

(d)
Any Lien created for the benefit of the Holders of the Notes pursuant to clause (c) immediately above will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to such Lien created for the benefit of the Holders of the Notes.

(e)
This covenant requires only equal and ratable treatment in the application of proceeds of collateral and does not require that the Trustee have any ability to control the Collateral or the enforcement of remedies.

(f)
The reference to assets in clauses (a) and (c) above means the assets of CCO or any Material Subsidiary at the time of Incurrence of the Lien.

Merger and Consolidation

        CCO will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person (other than a Subsidiary Guarantor), unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not CCO) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of CCO under the Notes and the Indenture and the Successor Company (if not CCO) shall, by supplement to the security documents, assume all obligations of CCO under the Security Documents and make;

  (2)
  immediately after giving pro forma effect to such transaction, no Default shall have occurred and be continuing; and

  (3)
  CCO shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the requirements of the Indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of CCO, which properties and assets, if held by CCO instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of CCO on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of CCO.

        The Successor Company will be the successor to CCO and shall succeed to, and be substituted for, and may exercise every right and power of, CCO under the Indenture, and the predecessor company, except in the case of a lease, shall be released from its obligations under the Indenture, any Security Documents and the Intercreditor Agreement, including the obligation to pay the principal of and interest on the Notes.

        For the avoidance of doubt, this covenant will not apply to transactions by and among CCO and its Subsidiaries.

Future Subsidiary Guarantors

        Prior to the occurrence of a Collateral Release Event, CCO will cause any Subsidiary (other than the Issuer) that is an obligor of, or issues a Guarantee with respect to, any Equally and Ratably Secured Indebtedness, to, in each case, within 15 days, (1) execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture and (2) grant a Lien on its property and assets for the benefit of the Holders and the Trustee, to the extent required pursuant to the covenant described under "—Limitation on Liens."

Reports

        CCO shall file with the Trustee, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be filed with the Trustee within 15 days after the same is so required to be filed with the SEC. CCO shall also comply with the other provisions of Trust Indenture Act Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

        Notwithstanding anything to the contrary set forth above, for so long as the Issuers are direct or indirect majority-owned subsidiaries of any Parent (or other Person which, directly or indirectly, owns a majority of the outstanding common equity interests of CCO), if such Parent (or other Person which, directly or indirectly, owns a majority the outstanding common equity interests of CCO) has furnished the Holders of the Notes or filed electronically with the SEC the reports described in the preceding paragraphs with respect to such Parent (or other Person which, directly or indirectly, owns a majority of the outstanding common Equity Interests of CCO) and such reports include a brief explanation (or such explanation is otherwise made available to the Holders) of the material differences between the financial statements of such Parent and that of CCO, then the Issuers shall be deemed to be in compliance with this covenant.

        Any information filed with the SEC and available at www.sec.gov or made available on any Parent's website shall be deemed transmitted, filed and delivered as required under this covenant.

Events of Default

        Each of the following is an Event of Default with respect to a series of Notes:

  (1)
  a default in the payment of interest on the Notes of such series when due, continued for 30 days;

  (2)
  a default in the payment of principal of any Note of such series when due at maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Issuers or any Note Guarantor to comply for 90 days after notice with its covenants or other agreements (other than those described in clauses (1) and (2) above) contained in the Indenture;

  (4)
  certain events of bankruptcy, insolvency or reorganization of the Issuers or any Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) (the "bankruptcy provisions");

  (5)
  any Note Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary (or Note Guarantees of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and/or the Indenture) or any Note Guarantor denies or disaffirms its obligations under its Note Guarantee; and

  (6)
  a material portion of the Collateral ceases to be subject to the Liens of the Security Documents (other than in accordance with the terms of the Indenture and the Security Documents) or any Issuer or Guarantor denies or disaffirms its obligations under the Security Documents to which it is party.

        However, a default under clause (3) will not constitute an Event of Default with respect to the Notes of such series until the Trustee or the Holders of 30% in principal amount of the outstanding Notes of such series notify the Issuers of the default and the Issuers do not cure such default within the time specified after receipt of such notice; provided that a notice of default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of default.

        If an Event of Default with respect to the Notes of such series occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes of such series may declare the principal of and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions (with respect to CCO) occurs and is continuing, the principal of and interest on all the Notes of such series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes of such series. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences. Any time period in the Indenture to cure any actual or alleged default or Event of Default with respect to the Notes may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged default or Event of Default is the subject of litigation.

        Any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a "Noteholder Direction") provided by any one or more Holders (each, a "Directing Holder") must be accompanied by a written representation from each such Holder to the Issuers and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a "Position Representation"), which representation, in the case of a Noteholder Direction relating to a notice of Default (a "Default Direction") shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Directing Holder's Position Representation within five business days of request therefor (a "Verification Covenant"). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

        If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes of the applicable series, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provide to the Trustee evidence that the Issuers have initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes of the applicable series, the Issuers provide to the Trustee an Officers' Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuers provide the Trustee with an Officers' Certificate that the Verification Covenant has been satisfied; provided that the Issuers shall promptly deliver such Officers' Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by the delivery to the Trustee of the Officers' Certificate stating that a Directing Holder failed to satisfy its Verification Covenant) shall result in such Holder's participation in such Noteholder Direction being disregarded; and if, without the participation of such Holder, the percentage of Notes of the applicable series held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

        Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar direction shall not require compliance with the foregoing paragraphs.

        The Trustee shall have no obligation to monitor or determine whether a Holder is Net Short and can rely conclusively on the Officers' Certificates delivered by the Issuers and determinations made by a court of competent jurisdiction.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture or the Security Documents at the request or direction of any of the Holders of Notes of a series unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to the Intercreditor Agreement, except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note of such series may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 30% in principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy;

  (3)
  such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  Holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to the terms of the Intercreditor Agreement and certain other restrictions, the Holders of a majority in principal amount of the outstanding Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes of such series. The

Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of such series or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must transmit to each Holder of the Notes of each series to which such Default applies notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each Fiscal Year of CCO, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults.

Amendments and Waivers

        Subject to certain exceptions, the Indenture, the Intercreditor Agreement and the Security Documents may be amended with respect to the Notes of a series with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes of such series) and any past Default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each Holder of an outstanding Note of a series affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any such Note;

  (3)
  reduce the principal of or change the maturity date of any such Note;

  (4)
  change the provisions applicable to the redemption of any such Note as described under "—Optional Redemption" (other than the timing for the notice of redemption);

  (5)
  make any such Note payable in money other than that stated in the Note;

  (6)
  impair the right of any Holder of such Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes; provided, however, that an acceleration of such Notes may be rescinded and any payment default that resulted from such acceleration may be waived by the Holders of at least the percentage of aggregate principal amount of the Notes of such series required to amend the covenant or provision contained in the Indenture or any Note Guarantee, the breach of which resulted in such acceleration; or

  (7)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

        Notwithstanding the preceding, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes of a series then outstanding, no amendment or waiver may make any change in any Security Document, the Intercreditor Agreement or the provisions in the Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens securing the Obligations in respect of the Notes of such series on all or substantially all of the Collateral.

        Notwithstanding the preceding, without the consent of any Holder of the Notes, the Issuers and the Trustee may amend the Indenture, the Notes, the Intercreditor Agreement, any Note Guarantee or the Security Documents:

  (1)
  to cure any ambiguity, mistake, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor Person of the obligations of the Issuers or any Note Guarantor under the Indenture or the Security Documents;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add Guarantees with respect to the Notes or to add additional Collateral to secure the Notes and the Note Guarantees;

  (5)
  to add to the covenants of the Issuers or any Note Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers or any Note Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any Holder;

  (7)
  to conform the text of the Indenture, the Notes, any Note Guarantee, the Intercreditor Agreement or any Security Document to any provision of this "Description of Notes";

  (8)
  to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

  (9)
  to release Collateral from the Lien securing the Notes when permitted or required by the Security Documents, the Indenture or the Intercreditor Agreement;

  (10)
  to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

  (11)
  to release a Note Guarantor pursuant to the terms of the Indenture; or

  (12)
  to make any amendment to the provisions of the Indenture or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of "GAAP."

        The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Issuers are required to transmit to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuers may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        When (1) the Issuers deliver to the Trustee all outstanding Notes of a series for cancelation or (2) all outstanding Notes of a series have become due and payable, whether at maturity or on a redemption date as a result of the transmitting of a notice of redemption, and, in the case of clause (2), the Issuers irrevocably deposit with the Trustee money, U.S. Government Obligations or any combination thereof sufficient to pay at maturity or upon redemption all outstanding Notes of such series, including interest thereon to maturity or such redemption date, and if in either case the Issuers pay all other sums payable under the Indenture by us with respect to such series of Notes, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to such series of Notes.

Defeasance

        At any time, Issuers may terminate all their obligations under the Indenture with respect to a series of Notes ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes of such series, to replace mutilated, destroyed, lost or stolen Notes, and to maintain a registrar and paying agent in respect of the Notes of such series.

        In addition, at any time the Issuers may, with respect to a series of Notes, terminate their obligations under the covenants described under "—Certain Covenants" (other than the covenant described under the subheading "—Merger and Consolidation"), and the operation of the bankruptcy provisions with respect to Subsidiary Guarantors and the security default provision described under "—Events of Default" above ("covenant defeasance").

        The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (3), (4) (with respect only to Subsidiary Guarantors) or (5) under "—Events of Default" above. If the Issuers exercise their legal defeasance option or their covenant defeasance option with respect to a series of Notes, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents related to the Notes of such series.

        In order to exercise either of the Issuers' defeasance options with respect to a series of Notes, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money, U.S. Government Obligations or any combination thereof for the payment of principal and interest on the Notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of (1) an Opinion of Counsel to the effect that beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law) and (2) an Opinion of Counsel in the jurisdiction of organization of the Issuers (if other than the United States) to the effect that Holders of the Notes of such series will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax of such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

 Concerning the Trustee

        The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. The Issuers have appointed The Bank of New York Mellon Trust Company, N.A. as registrar and paying agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days or resign.

        The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of an Issuer or any Note Guarantor or any of their parent companies or subsidiaries will have any liability for any obligations of the Issuers or any Note Guarantor under the Notes, any Note Guarantee, any Security Document, the Intercreditor Agreement or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture, the Intercreditor Agreement, the Notes and (subject to certain exceptions) the Security Documents will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

        Anyone who receives this prospectus supplement may obtain a copy of the Indenture, the Security Documents and the Intercreditor Agreement without charge by writing to the Issuers at 400 Atlantic Street, Stamford, Connecticut 06901, Attention: Corporate Secretary.

Certain Definitions

        "Accounts" has the meaning ascribed to such term in the Applicable UCC.

        "Additional Collateral" means all of the following property of CCO or any Subsidiary Guarantor, to the extent that a security interest in such property can be perfected by the filing of a Uniform Commercial Code financing statement: all Accounts, all Chattel Paper, all Documents, all Equipment, all Fixtures, all General Intangibles, all Instruments, all Intellectual Property, all Inventory, all Investment Property and all other property not otherwise described in this definition.

        "Administrative Agent" means the administrative agent under the Credit Agreement, or any successor thereto.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

        "Applicable UCC" means the Uniform Commercial Code as from time to time in effect in the State of Delaware, except as otherwise provided in the Security Documents.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor thereto.

        "Business Day" means each day which is not a Legal Holiday.

        "CCH" means Charter Communications Holdings, LLC, a Delaware limited liability company, together with its successors.

        "CCH I" means, collectively, CCH I, LLC, a Delaware limited liability company, and CCH I Capital Corp., a Delaware corporation, together with its successors.

        "CCH II" means, collectively, CCH II, LLC, a Delaware limited liability company, and CCH II Capital Corp., a Delaware corporation, together with their successors.

        "CCHC" means Charter Communications Holding Company, LLC, a Delaware limited liability company, together with its successors.

        "Charter Group" means the collective reference to the Designated Holding Companies, CCO and its Subsidiaries.

        "Chattel Paper" has the meaning ascribed to such term in the Applicable UCC.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure Obligations in respect of the Notes pursuant to the Security Documents.

        "Collateral Agent" means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it and, thereafter, means such successor.

        "Collateral Release Event" shall occur on the first date when (A) there is no Equally and Ratably Secured Indebtedness outstanding (or, all Equally and Ratably Secured Indebtedness outstanding on such date shall cease to constitute Equally and Ratably Secured Indebtedness substantially concurrently with the release of the Liens on the Collateral securing the Notes and the Note Guarantees) and (B) the Issuers have delivered an Officers' Certificate to the Trustee certifying that the condition set forth in clause (A) above is satisfied.

        "Consolidated Net Worth" means, with respect to any Person, at the date of any determination, the consolidated stockholders' or owners' equity of the holders of Equity Interests or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied, which, for the avoidance of doubt, may, at the Issuers' option, be calculated on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to any assets acquired or to be acquired on or before the date of calculation.

        "Credit Agreement" means the Credit Agreement, dated as of March 18, 1999, as amended and restated as of April 26, 2019, as amended as of October 24, 2019 among CCO Holdings, LLC, CCO, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

        "Derivative Instrument" with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person's investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuers (the "Performance References").

        "Designated Holding Companies" means Charter Communications, Inc. and certain of its subsidiaries that are direct or indirect owners of Equity Interests of the Issuers.

        "Designated Parent Companies" means Charter Communications, Inc., CCH II, CCH and CCHC.

        "Documents" has the meaning ascribed to such term in the Applicable UCC.

        "Domestic Subsidiary" means each Subsidiary other than a Foreign Subsidiary.

        "Equally and Ratably Secured Indebtedness" means all Indebtedness For Borrowed Money of an Issuer or a Material Subsidiary of CCO that is secured by any Lien on any assets of CCO or any of its Material Subsidiaries that is not a Permitted Lien.

        "Equipment" has the meaning ascribed to such term in the Applicable UCC.

        "Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of Equity Interests of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership and any and all other equivalent ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing Secured Notes" means the previously issued debt securities of the Issuers outstanding on the date hereof.

        "Existing TWC Notes" means any debt securities of Time Warner Cable Inc. or any of its Subsidiaries (other than debt securities held by Time Warner Cable Inc. or any of its Subsidiaries) outstanding on the Issue Date.

        "First Lien Obligations" means Obligations under the Notes, the Existing Secured Notes, the Credit Agreement (including related secured interest rate agreements), the TWC Notes and each other type of outstanding (now or in the future) Indebtedness For Borrowed Money that has a pari passu Lien on the Collateral with the obligations under the Notes, the holders of which are subject to the Intercreditor Agreement.

        "Fiscal Year" means the fiscal year of the entity, which in the case of CCO, at the date hereof ends on December 31.

        "Fixtures" has the meaning ascribed to such term in the Applicable UCC.

        "Foreign Subsidiary" means any (i) Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (ii) Subsidiary of as Person described in clause (i) of this definition.

        "Foreign Subsidiary Voting Equity Interests" means the voting Equity Interests of any Foreign Subsidiary described in clause (i) of the definition thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on July 23, 2015; provided that at any time after the Issue Date, the Issuers may elect to establish that GAAP shall mean the GAAP as in effect on a date that is on or after the Issue Date and on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuers may elect to apply International Financial Reporting Standards ("IFRS") accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture), including as to the ability of the Issuers to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers' election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Issuers may only make such election if they also elect to report any subsequent financial reports required to be made by the Issuers, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under "Reports," in IFRS. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

        If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in the Indenture (an "Accounting Change"), then the Issuers may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

        "General Intangibles" has the meaning ascribed to such term in the Applicable UCC.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

        "Grantors" means the Issuers and the Subsidiary Guarantors.

        "Guarantee" means, (i) when used as a noun, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness For Borrowed Money or other obligations, and (ii) when used as a verb, to enter into a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness For Borrowed Money.

        "Guaranty Agreement" means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Note Guarantor guarantees the Issuers' obligations with respect to the Notes on the terms provided for in the Indenture.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Increased Amount" means any increase in the amount of Indebtedness For Borrowed Money in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional indebtedness with the same terms, and accretion of original issue discount and increases in the amount of indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing indebtedness.

        "Incur" means issue, assume, enter into a Guarantee, incur or otherwise become liable for. The term "incurrence" when used as a noun shall have a correlative meaning.

        "Indebtedness For Borrowed Money" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all Guarantee obligations of such Person with respect to indebtedness of the type described in clauses (a) and (b) above of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

        "Instruments" has the meaning ascribed to such term in the Applicable UCC.

        "Intellectual Property" means the collective reference to all rights, priorities and privileges in and to the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, in each case, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive all proceeds and damages therefrom.

        "Intercompany Obligations" means all obligations, whether constituting General Intangibles or otherwise, owing to an Issuer or any Subsidiary Guarantor by certain affiliates thereof.

        "Intercreditor Agreement" means the Intercreditor Agreement, dated as of May 18, 2016, by and among the Collateral Agent, the Administrative Agent and each additional Authorized Representative from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

        "Inventory" has the meaning ascribed to such term in the Applicable UCC.

        "Investment Property" means the collective reference to (i) all "investment property" as such term is defined in Section 9-102(a)(49) of the Applicable UCC (other than any Foreign Subsidiary Voting Equity Interests excluded from the definition of "Pledged Stock") and (ii) whether or not constituting "investment property" as so defined, all Pledged Notes and all Pledged Stock.

        "Investments" means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or any purchase of Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or any other investment in, any Person.

        "Issue Date" means April 17, 2020.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest or lien; provided, however, that in no event shall a lease be deemed to constitute a Lien.

        "Long Derivative Instrument" means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

        "Material Subsidiary" means any Person that is a Domestic Subsidiary if, at the end of the most recent fiscal quarter of CCO, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other Investments in, such Person held by CCO and its Subsidiaries exceeded 10% of CCO's Consolidated Net Worth.

        "Net Short" means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to any Issuer immediately prior to such date of determination.

        "Non-Recourse Subsidiary" has the meaning provided in the Credit Agreement on the Issue Date (which term is generally defined as certain Subsidiaries of CCO that are not obligors under the Credit Agreement, are not subject to certain of the restrictions in the Credit Agreement and whose financial position and results of operations are excluded from calculations under the Credit Agreement).

        "Note Guarantee" means a Guarantee by a Note Guarantor of the Issuers' obligations with respect to the Notes.

        "Note Guarantor" means a Subsidiary Guarantor and CCO Holdings, LLC.

        "Obligations" means, with respect to any Indebtedness For Borrowed Money, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness For Borrowed Money.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of any Issuer.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

        "Parent" means (i) any of the Designated Parent Companies, CCO Holdings, LLC, and each of their respective successors (by way of conversion, merger and amalgamation), and/or any direct or indirect Subsidiary of the foregoing a majority of the Equity Interests of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns a majority of the Equity Interests of CCO Holdings, LLC, and any successor Person to any of the foregoing, and (ii) any holding company of the foregoing where the direct or indirect holders of the voting stock of such holding company immediately following the transaction where the holding company became a holding company are substantially the same as the holders of our voting stock immediately prior to that transaction.

        "Patent License" means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

        "Patents" means (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and (iii) all rights to obtain any reissues or extensions of the foregoing.

        "Performance References" has the meaning set forth for such term in the definition of Derivative Instrument.

        "Permitted Liens" means:

  (1)
  Liens Incurred by Subsidiaries of CCO to secure Indebtedness For Borrowed Money of such Subsidiaries to CCO or to one or more other Subsidiaries of CCO;

  (2)
  Liens existing on the Issue Date (other than Liens securing obligations under the Credit Agreement, the Existing Secured Notes or the Existing TWC Notes);

  (3)
  Liens (excluding for the avoidance of doubt, any Liens securing the Existing TWC Notes) affecting property of a Person existing at the time it becomes a Subsidiary of CCO or at the time it merges into or consolidates with CCO or a Subsidiary of CCO or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to CCO or any of its Subsidiaries;

  (4)
  Liens (excluding for the avoidance of doubt, any Liens securing the Existing TWC Notes) on property or assets existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within 18 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof, in a principal amount not exceeding 110% of the purchase price;

  (5)
  Liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or construction;

  (6)
  Liens on shares of stock, indebtedness or other securities or assets of a Person that is not a Subsidiary of CCO;

  (7)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens described in clauses (2), (3), (4), (5), (6), (9), (10) and (11) (it being understood that any such Liens described in clause (10) extended, renewed or replaced shall still be deemed outstanding for the purposes of such clause (10) and permitted thereunder), of this definition, for amounts not exceeding the principal amount of the Indebtedness For Borrowed Money secured by the Lien so extended, renewed or replaced (plus an amount equal to any premiums, accrued interest, fees and expenses payable in connection therewith); provided, however, that such extension, renewal or replacement Lien is limited to all or a part of the same assets that were covered by the Lien extended renewed or replaced (plus improvements on such assets and any Liens on assets that could have secured the Indebtedness For Borrowed Money pursuant to written agreements and instruments existing at the time);

  (8)
  with respect to the Notes of each series, Liens securing Obligations in respect of the Notes of each series and the Note Guarantees thereof and Liens in favor of the Trustee;

  (9)
  Liens resulting from progress payments or partial payments under U.S. government contracts or subcontracts;

  (10)
  Liens arising or existing in connection with Indebtedness For Borrowed Money in an aggregate principal amount not exceeding at the time such Lien is issued, created or assumed the greater of (a) 15% of the Consolidated Net Worth of CCO and (b) $7 billion; and

  (11)
  Liens securing the Increased Amount of Indebtedness For Borrowed Money so long as the Lien securing such Indebtedness For Borrowed Money was permitted under the Indenture.

        "Person" means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Pledged LLC Interests" means, in each case, whether now existing or hereafter acquired, all of a Grantor's right, title and interest in and to:

  (1)
  any Securities Issuer (other than any Non-Recourse Subsidiary) that is a limited liability company, but not any of such Grantor's obligations from time to time as a holder of interests in any such Securities Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent, shall elect to become a holder of interests in any such Securities Issuer in connection with its exercise of remedies pursuant to the terms hereof);

  (2)
  any and all moneys due and to become due to such Grantor now or in the future by way of a distribution made to such Grantor in its capacity as a holder of interests in any such Securities Issuer or otherwise in respect of such Grantor's interest as a holder of interests in any such Securities Issuer;

  (3)
  any other property of any such Securities Issuer to which such Grantor now or in the future may be entitled in respect of its interests in any such Securities Issuer by way of distribution, return of capital or otherwise;

  (4)
  any other claim or right which such Grantor now has or may in the future acquire in respect of its interests in any such Securities Issuer;

  (5)
  the organizational documents of any such Securities Issuer;

  (6)
  all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Securities Issuer to such Grantor while the Collateral Agreement is in effect; and

  (7)
  to the extent not otherwise included, all Proceeds of any or all of the foregoing.

        "Pledged Notes" means, with respect to the Issuers and the Subsidiary Guarantors, any promissory note evidencing loans made by any Grantor to any member of the Charter Group.

        "Pledged Partnership Interests" means, in each case, whether now existing or hereafter acquired, all of a Grantor's right, title and interest in and to:

  (1)
  any Securities Issuer (other than any Non-Recourse Subsidiary) that is a partnership, but not any of such Grantor's obligations from time to time as a general or limited partner, as the case may be, in any such Securities Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent, shall elect to become a general or limited partner, as the case may be, in any such Securities Issuer in connection with its exercise of remedies pursuant to the terms hereof);

  (2)
  any and all moneys due and to become due to such Grantor now or in the future by way of a distribution made to such Grantor in its capacity as a general partner or limited partner, as the case may be, in any such Securities Issuer or otherwise in respect of such Grantor's interest as a general partner or limited partner, as the case may be, in any such Issuer;

  (3)
  any other property of any such Securities Issuer to which such Grantor now or in the future may be entitled in respect of its interests as a general partner or limited partner, as the case may be, in any such Securities Issuer by way of distribution, return of capital or otherwise;

  (4)
  any other claim or right which such Grantor now has or may in the future acquire in respect of its general or limited partnership interests in any such Securities Issuer;

  (5)
  the partnership agreement or other organizational documents of any such Securities Issuer;

  (6)
  all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Securities Issuer to such Grantor while the Collateral Agreement is in effect; and

  (7)
  to the extent not otherwise included, all Proceeds of any or all of the foregoing.

        "Pledged Securities" means the collective reference to the Pledged Notes and the Pledged Stock, together with the Proceeds thereof.

        "Pledged Stock" means the Equity Interests identified as such under the Collateral Agreement, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests with respect to the Issuers and any Subsidiary Guarantor, of any Person (other than any Non-Recourse Subsidiary) that may be issued or granted to, or held by, an Issuer or any Subsidiary Guarantor including, in any event, the Pledged LLC Interests and the Pledged Partnership Interests.

        "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

        "Proceeds" means all "proceeds" as such term is defined in Section 9-102(a)(64) of the Applicable UCC and, in any event, shall include, without limitation, all dividends, distributions or other income from the Pledged Securities and Investment Property, collections thereon or distributions or payments with respect thereto.

        "Refinance" means, in respect of any Indebtedness For Borrowed Money, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness For Borrowed Money in exchange or replacement for, such Indebtedness For Borrowed Money. "Refinancing" shall have a correlative meaning.

        "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Screened Affiliate" means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuers or their Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Securities Issuers" means the collective reference to each issuer of any Pledged Securities.

        "Security Documents" means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Trustee and the Holders.

        "Short Derivative Instrument" means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        Unless otherwise specified, each reference to a Subsidiary will refer to a Subsidiary of CCO.

        "Subsidiary Guarantor" means each Subsidiary of CCO that executes the Indenture as a Guarantor and each other Subsidiary of CCO that thereafter Guarantees the Notes pursuant to the terms of the Indenture until released from its Note Guarantee.

        "Supporting Obligations" has the meaning ascribed to such term in the Applicable UCC.

        "Trademark License" means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

        "Trademarks" means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (ii) the right to obtain all renewals thereof.

        "Trust Officer" means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Trustee" means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it and, thereafter, means such successor.

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means, as to any Person, any other Person all of the Equity Interests of which (other than (i) directors' qualifying shares required by law or (ii) in the case of CC VIII, LLC, the CCVIII Interest (as defined in the Credit Agreement)) are owned by such Person directly or through other Wholly Owned Subsidiaries or a combination thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the "Code"), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to change or different interpretations, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the Notes could differ from those described below. This summary deals only with purchasers who purchase the Notes for cash at the price indicated on the cover page and hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. This summary is general in nature and does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to persons in special tax situations, such as financial institutions, individual retirement and other tax deferred accounts, insurance companies, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, tax exempt investors, broker-dealers, dealers in securities and currencies, U.S. expatriates, persons holding Notes as a position in a "straddle," "hedge," "conversion transaction," or other integrated transaction for tax purposes, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, passive foreign investment companies, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement (as defined in section 451 of the Code), persons subject to the base erosion and anti-abuse tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or U.S. Holders that hold Notes through non-U.S. brokers or other non-U.S. intermediaries. Further, this discussion does not address the consequences under any U.S. federal tax laws other than U.S. federal income tax laws (such as the Medicare tax on certain investment income and U.S. federal estate and gift tax laws) or the tax laws of any state, local or any non-U.S. jurisdiction, or any consequences that may result pursuant to Treasury regulations promulgated under Section 385 of the Code with respect to any holder that is considered related to Charter for purposes of such regulations. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

        As used herein, a "U.S. Holder" is a beneficial owner of Notes that is, for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States,

  •
  a corporation organized under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

        If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partner and the partnership. Partnerships and partners in partnerships considering an investment in the Notes should consult their independent tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Notes.

        The U.S. federal income tax discussion set forth herein is included for general information only and may not be applicable depending upon a holder's particular situation. Investors considering the purchase of Notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

 Effect of Certain Contingent Payments

        In certain circumstances (see, e.g., "Description of Notes—Optional Redemption"), we may be obligated to pay amounts in excess of stated interest or principal on the Notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to "contingent payment debt instruments," in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered "remote" or "incidental." We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder's income and could cause the gain from the sale or other disposition of a Note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the Notes will not be considered contingent payment debt instruments. Holders should consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

U.S. Holders

Stated Interest

        Stated interest on a Note will be includable by a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

        Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis generally will be equal to the holder's initial tax basis in the Notes (which generally will be equal to the original purchase price). A U.S. Holder's gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Note for longer than one year. Non-corporate taxpayers generally are subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. U.S. Holders should consult their own tax advisors as to deductibility of capital losses in their particular circumstances.

Backup Withholding and Information Reporting

        In general, a U.S. Holder will be subject to backup withholding at the applicable tax rate (currently at a rate of 24%) with respect to cash payments of interest on the Notes and the gross proceeds from dispositions (including a retirement or redemption) of the Notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) provides the applicable withholding agent with its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to a prior underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide the applicable withholding agent with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. The applicable withholding agent will report to the holders and the IRS the amount of any "reportable payments" and any amounts withheld with respect to the Notes as required by the Code and applicable Treasury regulations.

Non-U.S. Holders

Interest

        Subject to the discussion of backup withholding and FATCA below, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder should qualify for the so-called "portfolio interest exemption" and, therefore, should not be subject to U.S. federal income tax or withholding, provided that

  •
  the Non-U.S. Holder is not a "10-percent shareholder" (as defined in Section 871(h)(3)(B) of the Code) of an Issuer, actually or constructively, pursuant to the rules of Section 871(h)(3)(C) of the Code;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related to an Issuer actually or constructively through the ownership rules under Section 864(d)(4) of the Code;

  •
  the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by giving the applicable withholding agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder or by other means prescribed by applicable Treasury regulations.

        If any of these conditions is not met, interest on the Notes paid to a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder generally will be subject to federal income tax and withholding at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

        If the interest on the Notes is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder ("ECI"), then, unless an applicable income tax treaty provides otherwise, the

Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to the applicable withholding agent). If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits (subject to adjustments).

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

        A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale, exchange, retirement, redemption or other taxable disposition of the Notes (other than any amount representing accrued but unpaid interest on the Note, which is subject to the rules discussed above under "Non-U.S. Holders—Interest") unless:

  •
  the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or

  •
  in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

        If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the holder will be taxed on the gain derived from the disposition of the Notes on a net income basis generally in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above.

        If an individual Non-U.S. Holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower applicable treaty rate applies) on the amount by which the gain derived from the disposition from sources within the United States exceeds certain of such holder's capital losses allocable to sources within the United States.

Backup Withholding and Related Information Reporting

        Amounts of interest paid to a Non-U.S. Holder on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

        Backup withholding generally will not apply to payments of interest on the Notes if a holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person. The payment of the proceeds of the disposition of Notes (including a retirement or redemption) to or through the U.S. office of a U.S. or foreign broker will be subject to backup withholding and related information reporting (currently at a rate of 24%) unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption.

        The proceeds of a disposition (including a retirement or redemption) effected outside the United States by a Non-U.S. Holder of the Notes to or through a foreign office of a broker generally will not be subject to backup withholding or related information reporting. However, if that broker has certain types of relationships with the United States described in Treasury Regulations (e.g., the broker is, for

U.S. tax purposes, (i) a U.S. person, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, (iii) a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (iv) in certain cases, a controlled foreign corporation), such information reporting requirements will apply (but backup withholding generally will not apply) unless that broker has documentary evidence in its files of such holder's status as a Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Withholding

        Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), may impose a U.S. federal withholding tax of 30% on interest income paid on the Notes to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold certain amounts, and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. The FATCA withholding rules were initially also applicable to gross proceeds from a sale, retirement, redemption or other disposition of the Notes. However, proposed Treasury Regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, provide that this withholding tax will not apply to gross proceeds from a sale or other disposition of the Notes.

        An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed Form W-8BEN or W-8BEN-E to the applicable withholding agent certifying as to such status under FATCA; however, it is possible that additional information and diligence requirements will apply in order for a holder to establish an exemption from withholding under FATCA to the applicable withholding agent. Investors are encouraged to consult their own tax advisors regarding the implications of FATCA with respect to their investment in our Notes.

 UNDERWRITING

        BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives of the several underwriters named below. Under the terms and conditions contained in the underwriting agreement between us and the underwriters, the underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of Notes offered by this prospectus supplement at the public offering price less the underwriting discounts and commissions set forth for the Notes on the cover page of this prospectus supplement:

Underwriter	Principal Amount of 2031 Notes to be Purchased	Principal Amount of 2051 Notes to be Purchased
BofA Securities, Inc.	$160,000,000.00	$140,000,000.00
J.P. Morgan Securities LLC	$160,000,000.00	$140,000,000.00
Morgan Stanley & Co. LLC	$160,000,000.00	$140,000,000.00
Deutsche Bank Securities Inc.	$88,000,000.00	$77,000,000.00
Citigroup Global Markets Inc.	$88,000,000.00	$77,000,000.00
Credit Suisse Securities (USA) LLC	$80,000,000.00	$70,000,000.00
Goldman Sachs & Co. LLC	$80,000,000.00	$70,000,000.00
Mizuho Securities USA LLC	$80,000,000.00	$70,000,000.00
MUFG Securities Americas Inc.	$80,000,000.00	$70,000,000.00
RBC Capital Markets, LLC	$80,000,000.00	$70,000,000.00
TD Securities (USA) LLC	$80,000,000.00	$70,000,000.00
Wells Fargo Securities, LLC	$80,000,000.00	$70,000,000.00
Barclays Capital Inc.	$48,000,000.00	$42,000,000.00
BNP Paribas Securities Corp.	$48,000,000.00	$42,000,000.00
Scotia Capital (USA) Inc.	$48,000,000.00	$42,000,000.00
SMBC Nikko Securities America, Inc.	$48,000,000.00	$42,000,000.00
SunTrust Robinson Humphrey, Inc.	$48,000,000.00	$42,000,000.00
Credit Agricole Securities (USA) Inc.	$32,000,000.00	$28,000,000.00
U.S. Bancorp Investments, Inc.	$32,000,000.00	$28,000,000.00
LionTree Advisors LLC	$16,000,000.00	$14,000,000.00
Academy Securities, Inc.	$16,000,000.00	$14,000,000.00
Loop Capital Markets LLC	$16,000,000.00	$14,000,000.00
MFR Securities, Inc.	$16,000,000.00	$14,000,000.00
Samuel A. Ramirez & Company, Inc.	$16,000,000.00	$14,000,000.00

Total	$1,600,000,000	$1,400,000,000

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriting agreement provides that the underwriters will purchase all of the Notes if any of them are purchased. In the underwriting agreement, the Issuers have agreed that they will not, and will not permit any of their subsidiaries to, offer, sell, contract to sell or otherwise dispose of, any securities of the Issuers that are substantially similar to any series of Notes before the issue date of the Notes without the prior consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. The underwriters may offer and sell notes through their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the underwriters that the underwriters propose to offer the Notes to the public at the public offering price for each series of Notes set forth on the cover page of this prospectus supplement. After commencement of the offering, the offering prices and other selling terms may be changed by the underwriters.

        No series of the Notes is listed on any securities exchange or included in any quotation system. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

        We have agreed to indemnify (and, if indemnification is unavailable or insufficient, contribute to) the several underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

        The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for, or the purchase of, Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

        The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2016/97/EU (the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Regulation"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of the Notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

        The underwriters have represented, warranted and agreed that:

  •
  they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by them in connection with the issue or sale of the Notes included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Notes included in this offering in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

        The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Singapore Securities and Futures Act Product Classification

        Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

        The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

        This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

        The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Issuers. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates are likely to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. Certain of the underwriters or their affiliates from time to time may be lenders and/or agents under the CCO credit facilities, and such affiliates that are lenders under the revolving credit facility may receive a portion of the net proceeds of this offering. Certain of the underwriters or their affiliates may be holders of Class A common stock of Charter and/or common units of Charter Holdings and may therefore receive a portion of the proceeds of this offering.

Settlement

        We expect that delivery of the Notes will be made to investors on or about April 17, 2020, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as "T+3"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes hereunder prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their advisors.

 LEGAL MATTERS

        The validity of the Notes offered in this prospectus supplement will be passed upon for the Issuers by Kirkland & Ellis LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. Cahill Gordon & Reindel LLP represents Charter Communications, Inc. and certain of its subsidiaries in certain matters.

 EXPERTS

        The consolidated financial statements of CCO Holdings, LLC and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, incorporated by reference herein have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing in CCO Holdings, LLC's Annual Report on Form 10-K filed with the SEC on February 7, 2020, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

 WHERE YOU CAN FIND MORE INFORMATION

        The indenture governing the Notes will provide that, regardless of whether they are at any time required to file reports with the SEC, the Issuers will file with the SEC and furnish to the holders of the Notes all such reports and other information as would be required to be filed with the SEC if the Issuers were subject to the reporting requirements of the Exchange Act; provided, that so long as CCO Holdings guarantees the obligations under the Notes, the reports of CCO Holdings filed with the SEC shall satisfy this requirement.

        This prospectus supplement contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this offering and the Notes (including but not limited to the indenture governing the Notes and the underwriting agreement), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the underwriters, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCO Holdings, LLC, 400 Atlantic Street, Stamford, Connecticut, 06901, telephone number (203) 905-7801.

PROSPECTUS

Charter Communications, Inc.

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

CCO Holdings, LLC

CCO Holdings Capital Corp.

Debt Securities
Guarantees of Debt Securities

        Charter Communications Operating, LLC ("CCO") and Charter Communications Operating Capital Corp. ("CCO Capital," and together with CCO, the "CCO Issuers"), CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. ("CCO Holdings Capital," and together with CCO Holdings, the "CCOH Issuers") or Charter Communications, Inc. ("Charter," together with the CCO Issuers and the CCOH Issuers, the "Issuers," "we," "our" and "us," and each an "Issuer") may, from time to time, offer and sell debt securities. Such debt securities may be secured or unsecured. Debt securities issued by the CCO Issuers may be guaranteed by Charter, any of the CCOH Issuers and/or any of the additional Registrant Guarantors named in the Table of Additional Registrant Guarantors (the "additional Registrant Guarantors") and secured by assets of the CCO Issuers, Charter, any of the CCOH Issuers and/or any of the additional Registrant Guarantors. Debt securities issued by CCOH Issuers may be guaranteed by Charter, any of the CCO Issuers and/or any of the additional Registrant Guarantors and secured by assets of the CCOH Issuers, Charter, any of the CCO Issuers and/or any of the additional Registrant Guarantors. Debt securities issued by Charter may be guaranteed by any of the CCO Issuers, any of the CCOH Issuers and/or any of the additional Registrant Guarantors and secured by assets of Charter, any of the CCO Issuers, any of the CCOH Issuers and/or any of the additional Registrant Guarantors.

        We may offer and sell these debt securities separately or together, in one or more series and in amounts, at prices and on terms described in one or more offerings. When we decide to sell a particular series of these debt securities, the terms of the debt securities, including the initial offering price and the aggregate amount of the offering will be provided in one or more supplements to this prospectus.

        The securities may be sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of debt securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

        See "Risk Factors" beginning on page 4 of this prospectus for a discussion of certain risks that you should consider prior to investing in the debt securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus is dated December 22, 2017.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC"), as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"). By using an automatic shelf registration statement, we may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. This prospectus, together with applicable prospectus supplements, any information incorporated by reference, and any related free writing prospectuses we file with the SEC, includes all material information relating to these offerings and securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Incorporation of Certain Documents By Reference" and the additional information described under the heading "Where You Can Find More Information," before buying any of the securities being offered.

        You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the section entitled "Risk Factors" in this prospectus and in the documents incorporated by reference in this prospectus, including the Annual Report. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create," "predict," "project," "initiatives," "seek," "would," "could," "continue," "ongoing," "upside," "increases" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, in our annual report on Form 10-K for the year ended December 31, 2016, and our other periodic reports and other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

  •
  our ability to promptly, efficiently and effectively integrate acquired operations;

  •
  our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

  •
  the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line ("DSL") providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

  •
  general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

  •
  our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

  •
  our ability to develop and deploy new products and technologies, including wireless products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

  •
  the effects of governmental regulation on our business or potential business combination transactions, including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Transactions (as defined below);

  •
  any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

  •
  the ability to retain and hire key personnel;

  •
  the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

  •
  our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Issuers have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC their respective debt securities being offered in this prospectus and any guarantees thereof. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about the Issuers, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Charter and CCO Holdings file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that Charter and CCO Holdings file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

v

 INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        Each of Charter and CCO Holdings files annual, quarterly, special reports and other information with the SEC. This prospectus incorporates by reference certain information of Charter, of CCO Holdings, and of Time Warner Cable filed with the SEC, which means that Charter and the Issuers disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Charter and CCO Holdings file later with the SEC will automatically update and supersede this information. Specifically, this prospectus incorporates by reference the documents listed below and any future filings of Charter or CCO Holdings made with the SEC under Section 13 or 15(d) of the Exchange Act (in each case excluding any information furnished but not filed) prior to the termination of this offering:

  •
  Charter's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017;

  •
  Portions of Charter's definitive proxy statement on Schedule 14A filed with the SEC on March 16, 2017 that are incorporated by reference into Charter's Annual Report on Form 10-K for the year ended December 31, 2016;

  •
  Charter's Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, filed with the SEC on May 2, 2017, for the three and six months ended June 30, 2017, filed with the SEC on July 27, 2017, and for the three and nine months ended September 30, 2017, filed with the SEC on October 26, 2017;

  •
  Charter's Current Reports on Form 8-K filed with the SEC on April 7, 2016, May 18, 2016, May 19, 2016, May 20, 2016, July 29, 2016, January 17, 2017, February 6, 2017, March 9, 2017, March 31, 2017, April 26, 2017, May 1, 2017, May 8, 2017, July 12, 2017, August 14, 2017, September 21, 2017 and October 20, 2017;

  •
  CCO Holdings' Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017;

  •
  CCO Holdings' Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, filed with the SEC on May 4, 2017, for the three and six months ended June 30, 2017, filed with the SEC on August 1, 2017, and for the three and nine months ended September 30, 2017, filed with the SEC on October 27, 2017;

  •
  CCO Holdings' Current Reports on Form 8-K filed with the SEC on January 17, 2017, February 6, 2017, March 9, 2017, March 31, 2017, April 26, 2017, May 1, 2017, May 8, 2017, June 21, 2017, July 12, 2017, August 14, 2017, September 21, 2017 and October 20, 2017;

  •
  the audited consolidated financial statements of Time Warner Cable Inc. on pages 67 to 130 of Time Warner Cable Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 12, 2016; and

  •
  the unaudited consolidated financial statements of Time Warner Cable Inc. on pages 20 to 46 of Time Warner Cable Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on April 28, 2016.

        The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Charter's and CCO Holdings' filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.charter.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
Attention: Investor Relations
Telephone: (203) 905-7801

        WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

        YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF THE DEBT SECURITIES PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under "Incorporation by Reference of Certain Documents" and "Where You Can Find Additional Information." You should also carefully consider, among other things, the matters discussed in the section titled "Risk Factors."

        CCO Holdings and CCO Holdings Capital are direct subsidiaries of CCH I Holdings, LLC, which is an indirect subsidiary of Charter. Charter and CCO Holdings are each holding companies with no operations of their own. CCO Holdings Capital is a company with no operations of its own and no subsidiaries. CCO and CCO Capital are direct, wholly owned subsidiaries of CCO Holdings. CCO is a holding company with no operations of its own. CCO Capital is a company with no operations of its own and no subsidiaries. CCO Holdings Capital, and CCO Holdings and its direct and indirect subsidiaries, including CCO and its direct and indirect subsidiaries as well as CCO Capital, are managed by Charter. The additional Registrant Guarantors are direct and indirect subsidiaries of CCO.

        Charter is a holding company whose principal asset is a controlling equity interest in Charter Communications Holdings, LLC and an indirect owner of CCO under which all of the operations reside. Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of CCO Holdings and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of September 30, 2017.

        The terms "we," "us" and "our" in this description of our business refer to Charter and its direct and indirect subsidiaries on a consolidated basis. The term "Transactions" refers to (i) the transactions completed pursuant to the Agreement and Plan of Mergers, dated as of May 23, 2015 (the "Merger Agreement"), by and among Time Warner Cable Inc. ("Legacy TWC"), Charter Communications, Inc. prior to the closing of the Merger Agreement ("Legacy Charter"), CCH I, LLC, previously a wholly owned subsidiary of Legacy Charter (now known as Charter Communications, Inc. and referred to herein as "Charter") and certain other subsidiaries of Charter and (ii) the acquisition of Bright House Networks, LLC ("Legacy Bright House") pursuant to the Contribution Agreement, dated March 31, 2015, by and among Legacy Charter, New Charter, Advance/Newhouse Partnership, A/NPC Holdings LLC, and Charter Communications Holdings, LLC, as amended.

Our Business

        We are the second largest cable operator in the United States and a leading broadband communications services company providing video, Internet and voice services to approximately 27.0 million residential and business customers at September 30, 2017. In addition, we sell video and online advertising inventory to local, regional and national advertising customers and fiber-delivered communications and managed information technology solutions to larger enterprise customers. We also own and operate regional sports networks and local sports, news and community channels and sell security and home management services to the residential marketplace.

        Since 2012, Legacy Charter has actively invested in its network and operations and has improved the quality and value of the products and packages that it offers. Through the roll-out of Spectrum pricing and packaging ("SPP") across Legacy Charter, we have simplified our offers and improved our packaging of products, delivering more value to new and existing customers. Further, through the transition of our Legacy Charter markets to our all-digital platform, we increased our offerings to more than 200 HD channels in most of the Legacy Charter markets and offered Internet speeds of at least 60 or 100 Mbps, among other benefits. We believe that this product set combined with improved customer service, as we insource our workforce in our call centers and in our field operations, has led to lower customer churn and longer customer lifetimes.

1

        In September 2016, we began launching SPP to Legacy TWC and Legacy Bright House markets and as of September 30, 2017, we offer SPP in all Legacy TWC and Legacy Bright House markets. In the second half of 2017, we began converting the remaining Legacy TWC and Legacy Bright House analog markets to an all-digital platform. The bulk of this all-digital initiative will take place in 2018. Our corporate organization, as well as our marketing, sales and product development departments, are now centralized. Field operations are managed through eleven regional areas, each designed to represent a combination of designated marketing areas and managed with largely the same set of field employees that were with the three legacy companies prior to completion of the Transactions. Over a multi-year period, Legacy TWC and Legacy Bright House customer care centers will migrate to Legacy Charter's model of using segmented, virtualized, U.S.-based in-house call centers. We are focused on deploying superior products and service with minimal service disruptions as we integrate our information technology and network operations. We expect customer and financial results to trend similarly to Legacy Charter following the implementation of Legacy Charter's operating strategies across the Legacy TWC and Legacy Bright House markets. As a result of implementing our operating strategy across Legacy TWC and Legacy Bright House, we cannot be certain that we will be able to grow revenues or maintain our margins at recent historical rates.

Our Corporate Information

        On May 18, 2016, Charter completed its previously reported merger transactions among Charter, Legacy TWC, Legacy Charter, and certain other subsidiaries of Charter. Also on May 18, 2016, Charter completed its previously reported acquisition of Legacy Bright House from Advance/Newhouse Partnership. As a result of the Transactions, Charter became the new public parent company that holds the combined operations of Legacy Charter, Legacy TWC and Legacy Bright House and was renamed Charter Communications, Inc. Substantially all of the operations acquired in the Transactions were contributed down to CCO Holdings or one of its subsidiaries.

        Our principal executive offices are located at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901. Our telephone number is (203) 905-7801, and we have a website accessible at www.charter.com. Our periodic reports and Current Reports on Form 8-K, and all amendments thereto, are available on this website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

2

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth CCO Holdings' and Charter's ratios of earnings to fixed charges on a historical basis for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference; Additional Information."

CCO Holdings' Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,					For the Nine Months Ended September 30, 2017
	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges(1)	1.01	—	1.08	1.17	1.68	1.25

(1)
Earnings for the year ended December 31, 2013 were insufficient to cover fixed charges by $57 million. As a result of such deficiency, the ratio is not presented above.

        For more information on CCO Holdings' ratio of earnings to fixed charges, see Exhibit 12.1 filed herewith.

Charter's Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,					For the Nine Months Ended September 30, 2017
	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges(1)	—	—	1.06	—	1.33	1.26

(1)
Earnings for the years ended December 31, 2012, 2013 and 2015 were insufficient to cover fixed charges by $47 million, $49 million and $331 million, respectively. As a result of such deficiencies, the ratios are not presented above.

        For more information on Charter's ratio of earnings to fixed charges, see Exhibit 12.2 filed herewith.

3

 RISK FACTORS

        You should consider carefully all of the information set forth in any accompanying prospectus supplement and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in Charter's and CCO Holdings' Annual Reports on Form 10-K for the year ended December 31, 2016 filed with the SEC and incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the offered securities: (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

4

 EXPERTS

        The consolidated financial statements of CCO Holdings, LLC and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing in the CCO Holdings, LLC Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing in the Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Time Warner Cable Inc. appearing in Time Warner Cable Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Time Warner Cable Inc.'s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Bright House Networks, LLC and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, an independent auditor, appearing in Charter Communications, Inc.'s Current Report on Form 8-K filed with the SEC on April 7, 2016 incorporated by reference herein.

5

 LEGAL MATTERS

        Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

6

$3,000,000,000

Charter Communications Operating, LLC
Charter Communications Operating Capital Corp.

$1,600,000,000 2.800% Senior Secured Notes due 2031
$1,400,000,000 3.700% Senior Secured Notes due 2051

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities
J.P. Morgan
Morgan Stanley
Deutsche Bank Securities
Citigroup
Credit Suisse
Goldman Sachs & Co. LLC
Mizuho Securities
MUFG
RBC Capital Markets
TD Securities
Wells Fargo Securities

Co-Managers

Barclays
BNP PARIBAS
Scotiabank
SMBC Nikko
SunTrust Robinson Humphrey
Credit Agricole CIB
US Bancorp
LionTree
Academy Securities
Loop Capital Markets
MFR Securities, Inc.
Ramirez & Co., Inc.

April 14, 2020